 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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U.S. Xpress Enterprises, Inc.
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___________________________________________

NOTICE OF MEETING
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 9, 2019
___________________________________________

To Our Stockholders:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders (the "Annual Meeting") of U.S. Xpress Enterprises, Inc., a Nevada corporation (the "Company"), to be held at our principal executive office, 4080 Jenkins Road, Chattanooga, Tennessee 37421, at 11:00 a.m. Eastern Daylight Time, on Thursday, May 9, 2019, for the following purposes:

1.	To consider and act upon a proposal to elect eight (8) directors;

2.	To consider and act upon an advisory and non-binding vote to approve executive compensation;

3.
To consider and act upon an advisory and non-binding vote on the frequency with which stockholders will vote on a non-binding resolution to approve the compensation of the Company’s executive officers in future years;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2019; and

5.	To consider and act upon such other matters as may properly come before the meeting and any adjournment thereof.

The foregoing matters are more fully described in the accompanying Proxy Statement.

The Board has fixed the close of business on Monday, March 11, 2019, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,
/s/ Max Fuller
Max Fuller
Executive Chairman of the Board

Chattanooga, Tennessee
March 29, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON MAY 9, 2018

The Company’s Proxy Statement for the Annual Meeting and its Annual Report to
stockholders for the fiscal year ended December 31, 2018 are available at http://www.astproxyportal.com/ast/22219/.

The terms "Company," "we," "us," and "our" refer to U.S. Xpress Enterprises, Inc. and its consolidated subsidiaries.  The term "Board" refers to our Board of Directors. The information included in this Proxy Statement should be reviewed in conjunction with the consolidated financial statements, notes to consolidated financial statements, reports of our independent registered accounting firm, and other information included in our 2018 Annual Report. A copy of our 2018 Annual Report is available free of charge at http://www.astproxyportal.com/ast/22219/. Except to the extent it is incorporated by specific reference, our 2018 Annual Report is not incorporated into this Proxy Statement and is not considered to be a part of the proxy-soliciting material.

Set forth below are the proposals to be considered by stockholders at the Annual Meeting, as well as important information concerning, among other things, our management and our Board; executive compensation; transactions between us and our officers, directors, and affiliates; the stock ownership of certain beneficial owners and management; the services provided to us by and fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm; and instructions for stockholders who want to make proposals at our 2020 Annual Meeting of Stockholders.  EACH STOCKHOLDER SHOULD READ THIS INFORMATION BEFORE VOTING.

PROPOSAL SUMMARY

Proposal Number	Description	Board Recommendation
1	Election of directors	FOR
2	Advisory and non-binding vote to approve Named Executive Officer compensation	FOR
3	Advisory and non-binding vote on the frequency of executive compensation advisory and non-binding votes	ONE YEAR
4	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019	FOR

PROPOSAL 1 - ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect eight directors to serve as the Board until our next Annual Meeting of Stockholders or until their successors are duly elected and qualified.  Upon the recommendation of the Governance Committee of the Board (the "Governance Committee"), our Board has nominated for election as directors the following eight individuals:  Eric Fuller, Max Fuller, Lisa Quinn Pate, Jon Beizer, Edward “Ned” Braman, Philip Connors, Dennis Nash, and John Rickel. Each nominee is presently serving as a director.  The individual qualifications, skills, and experience of the director nominees are discussed in their respective biographies below.

Each proxy will be voted as directed on each proxy card; or in the absence of contrary instructions, each proxy will be voted for the election of all director nominees.  In the event any director nominee becomes unwilling or unable to serve as a director prior to the vote on Proposal 1 at the Annual Meeting, the shares represented by your proxy will be voted for any substitute nominee designated by the Board, unless you expressly withhold authority to vote your shares for the unavailable nominee or substitute nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES.

Nominees for Directorships

Information concerning the names, ages, positions with us, tenure as a Company director, and business experience of the nominees standing for election as directors at the Annual Meeting, as well as the specific attributes qualifying each nominee for a directorship, is set forth below.  There are no family relationships between any directors and executive officers, other than Eric Fuller is the son of Max Fuller. None of the corporations or organizations referenced in the biographies is our subsidiary or affiliate unless otherwise noted.  There are no arrangements or understandings between any of the director nominees and any other person pursuant to which any of the director nominees was selected as a nominee.  Each of the director nominees has also consented to being named as such in this Proxy Statement and has indicated his intention to serve as a director, if elected.

Eric Fuller
Age: 42 Director since: 2014 Committees: None
Experience

Mr. Eric Fuller has served as a Director since 2014, as Chief Executive Officer (“CEO”) since March 2017 and as President since March 2018.  Mr. Fuller also previously served as our President from December 2015 to March 2017 and as Chief Operating Officer from 2012 to March 2017.  Prior to accepting his current role, Mr. Fuller served in various operational and leadership roles since 2000, including as our Executive Vice President of Operations and interim President of Arnold, our former subsidiary.  Mr. Fuller serves as an executive director of the board of the ATA and as a member of the ATA’s Infrastructure Task Force, an organization created to address the country’s critical need for highway and bridge improvement.  Mr. Fuller also serves as a director of the Trucking Alliance, a coalition of freight and logistics companies that support safety and security reforms.

Qualifications We believe Mr. Fuller’s extensive transportation and leadership experience, as well as his deep understanding of the Company’s culture, qualify him to serve as a director.

Max Fuller
Age: 66 Director since: 1989 Committees: None
Experience

Mr. Max Fuller co-founded our company and has served as our Executive Chairman since March 2017.  Mr. Fuller has served as a Director since 1989 and served as our CEO from 2004 until March 2017.  Mr. Fuller currently serves on the board of directors of SunTrust Bank, Chattanooga, N.A.  In 2004, Mr. Fuller received a Congressional appointment to serve on the board of directors for the Enterprise Center of Chattanooga.  He is a past member of the Chancellor’s Roundtable at the University of Tennessee at Chattanooga and currently serves as a Trustee for the University of Chattanooga Foundation, Inc., which provides resources and supports initiatives and programs for the University of Tennessee at Chattanooga.  Mr. Fuller has been a frequent presenter on safety innovations and the effective deployment of technology in the industry.  He frequently addresses transportation related groups, including the National Transportation Safety Board and the DOT.

Qualifications We believe Mr. Fuller’s extensive experience in the industry and business operations and his exemplary executive leadership qualify him to be a director.

Lisa Quinn Pate
Age: 49 Director since: 2012 Committees: None
Experience

Ms. Pate has served as a Director since 2012, Chief Administrative Officer since 2012, as President from March 2017 to March 2018 and served as General Counsel from 2002 through August 2014.  Ms. Pate plans to retire as an employee of the Company in mid-2019. Prior to joining our team, Ms. Pate was a partner at the Chattanooga law firm, Witt, Gaither & Whitaker, P.C.  Ms. Pate is a graduate of Northwestern University and received her law degree from Cornell University.  Ms. Pate served on the boards of the Truckload Carriers Association and the Trucking Profitability Strategies Conference.  Ms. Pate is also on the advisory group for the Trucking Alliance.  Ms. Pate also serves on the advisory board for the Gary W. Rollins College of Business at the University of Tennessee at Chattanooga.

Qualifications We believe Ms. Pate’s extensive experience with the Company and understanding of the industry qualify her to be a director.

Jon F. Beizer
Age: 54 Director since: 2018 Committees: Compensation Committee, Governance Committee
Experience

Mr. Beizer has served as a member of our Board since our initial public offering (“IPO”) in June 2018, and is currently an investment partner at the venture debt firm Western Technology Investment ("WTI").  At WTI, Mr. Beizer has led investments in companies in software, mapping, artificial intelligence, and automated driving spaces.  Mr. Beizer has also been a managing director of Foghorn Capital, LLC, an advisory firm focused on mergers and acquisitions, consulting, board roles and investing, since 2007.  Mr. Beizer has held senior management positions at various technology companies including Chief Financial Officer and President of IPWireless, Inc. (2002-2007), a wireless broadband company that was sold to Nextwave Telecom, Inc., Chief Financial Officer, President and CEO of iAsiaWorks, Inc. (1997-2001), an international hosting and data center company that Mr. Beizer helped take public, and Chief Financial Officer of Phoenix Network, Inc., (1992-1997), a publicly traded telecommunications firm that was sold to Qwest Communications International, Inc.  Mr. Beizer earned a Bachelor of Arts degree from Harvard College and received an MBA from Stanford University

Qualifications

We believe that Mr. Beizer's extensive leadership experience, as well as his experience as a chief financial officer of various companies and his expertise in emerging technologies qualify him to be a director.

Edward “Ned” H. Braman
Age: 62 Director since: 2018 Committees: Audit Committee, Compensation Committee
Experience

Mr. Braman has served as a member of our Board since our IPO in June 2018, and served as a consultant for Silicon Ranch Corporation, a privately owned renewable energy company, consulting on their internal and external financial reporting and related staffing from July 2015 to June 2018.  Prior to his consulting work, Mr. Braman was an Audit Partner at Ernst & Young LLP from 1997 to June 2015.  During his nearly 30 year tenure at Ernst & Young LLP, Mr. Braman developed expertise in the automotive, transportation and retail industries working with various clients in those spaces. Mr. Braman has served on the board of directors of Healthcare Realty Trust Incorporated, a self-managed and self-administered real estate investment trust, since May 2018 and currently serves as a member of the audit and governance committees, and has served as a director of, and finance committee chair for, the Nashville Wine Auction since October 2017.  Mr. Braman has been a Certified Public Accountant since 1985.  Mr. Braman holds a Bachelor of Arts degree in economics from Tulane University and a Master’s degree in business administration from the University of North Carolina at Chapel Hill.

Qualifications

We believe Mr. Braman's acumen and knowledge in the areas of public company accounting, financial statement and audit activities and experience as an Audit Partner at Ernst & Young LLP qualify him to be a director and an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

Philip V. Connors
Age: 66 Director since: 2018 Committees: Audit Committee, Compensation Committee
Experience

Mr. Connors has served as a member of our Board, as well as our Lead Independent Director, since our IPO in June 2018, and has served as the Principal of, and an independent consultant at, Philip V. Connors & Associates, LLC, a firm dedicated to providing insight and consulting services in the transportation, logistics, leasing and ocean shipping industries, since April 2017.  From 2008 to April 2017, Mr. Connors served as Executive Vice President at Flexi-Van Leasing, Inc., one of the largest chassis providers in North America, where he oversaw sales and commercial activities as well as their chassis pooling management product line.  From 1985 to 2008, Mr. Connors served in various roles at A.P. Moller-Maersk Group, a Danish conglomerate engaged in the international transportation, logistics and energy sectors and the largest container ship and supply vessel operator in the world, primarily with Maersk Inc., which represents A.P. Moller-Maersk Group's shipping and related activities in North America.  His roles included overseeing various functions of Maersk operating divisions, including sales, marketing, intermodal, trucking activities, safety, security, maintenance and repair, equipment leasing, labor relations, logistics, customer service and human resources.  Mr. Connors earned his Bachelor's degree in general studies from Ohio University.

Qualifications

We believe Mr. Connors's depth of experience in the transportation and logistics industry, both directly and in a consulting capacity, and his significant time serving in managerial roles in transportation and logistics qualify him to serve as a director.

Dennis A. Nash
Age: 64 Director since: 2018 Committees: Compensation Committee, Governance Committee
Experience

Mr. Nash has served as a member of our Board since our IPO in June 2018, and is the founder of the Kenan Advantage Group, Inc., North America's largest tank truck transporter and logistics provider, which specializes in delivering fuel, chemicals, industrial gases and food-grade products through a nationwide network.  Since founding the Kenan Advantage Group, Inc. in 1991, he has served as its Chief Executive Officer and Chairman and as a director on its board.  Prior to founding the Kenan Advantage Group, Inc., Mr. Nash held various executive operational positions and served as the Executive Vice President of Sales and Marketing at Leaseway Transportation, a company dedicated to providing highway transportation, dedicated contract carriage and other distribution services for various industries, from 1976 to 1991.  Mr. Nash has also served on various labor and advisory councils, as well as on the board of directors for the National Tank Truck Carriers and the American Trucking Associations.  Mr. Nash currently serves on the boards of directors of Transplace Inc., a private company dedicated to providing transportation management services and logistics technology, HydroChemPSC, a private industrial cleaning and environmental services company, and Cardinal Logistics Management Corporation, a private company dedicated to providing dedicated contract carriage and freight brokerage services in North America.  Additionally, Mr. Nash currently serves as the Vice Chairman of the Pro Football Hall of Fame and as a member of the Northwestern University Transportation Center Business Advisory Council.

Qualifications We believe Mr. Nash's extensive transportation and leadership experience amassed during his 40 years in the industry qualify him to serve as a director.

John C. Rickel
Age: 57 Director since: 2018 Committees: Audit Committee, Governance Committee
Experience

Mr. Rickel has served as a member of our Board since our IPO in June 2018, and has been the Senior Vice President and Chief Financial Officer of Group 1 Automotive, Inc. (NYSE:GPI), a large automotive retailer, since 2005.  From 1984 until joining Group 1, Mr. Rickel held a number of executive and managerial positions of increasing responsibility with Ford Motor Company, a global manufacturer and distributor of cars, trucks and automotive parts.  From 2002 to 2004, Mr. Rickel was a member of the board of directors and head of the audit committee of Ford Otosan, a publicly traded automotive company located in Turkey and owned approximately 41% by Ford.

Qualifications

We believe that Mr. Rickel's extensive experience as a chief financial officer, a member of the audit committee of a publicly traded company and his background in the transportation sector qualify him to be a director and an "audit committee financial expert" as such term is defined in Item 407(d)(5) of Regulation S-K.

CORPORATE GOVERNANCE

The Board of Directors and Its Committees

The following summarizes our key governance features:

What We Do
✓	Lead Independent Director appointed
✓	All committees comprised solely of independent directors
✓	Substantial majority of the Board comprised of independent directors
✓	Two members of our Audit Committee qualify as audit committee financial experts
✓	Regular sessions of independent directors
✓	Stock ownership guidelines for senior executive officers and directors
✓	Anti-hedging and anti-pledging guidelines for senior executive officers and directors
✓	Annual Board self-assessment
✓	Annual enterprise risk assessment

Board of Directors

Meetings.  Our Board, as constituted following our IPO in June 2018, held two meetings during the year ended December 31, 2018.  During 2018, each member of the Board attended at least 75% of the aggregate of (i) all meetings of the Board held during the time he or she was a director and (ii) all meetings of the committees on which he or she served held during the time he or she was a director.  We encourage the members of our Board to attend our Annual Meeting of Stockholders, although we do not have a formal policy regarding director attendance at such meetings.

Director Independence.  Our Class A common stock is listed on The New York Stock Exchange ("NYSE").  Therefore, we are subject to the listing standards embodied in applicable NYSE listing standards and the rules and regulations of the SEC, including those relating to corporate governance.  The Board has determined that the following directors and director nominees are "independent" under NYSE Rule 303A.02:  Messrs. Beizer, Braman, Connors, Nash, and Rickel.  The Board has also determined that with respect to each of our three Board committees, each member and committee composition satisfies the applicable committee independence and membership requirements of NYSE and the SEC.  In accordance with NYSE Rule 303A.03, in 2018, our independent directors held one special meeting of independent directors, without the presence of management.

Our Governance Committee reviewed:

•	the SEC regulatory and NYSE listing standards for assessing the independence of our directors and director nominees;
•
the criteria for determining each such individual's independence specifically for purposes of serving on the Audit Committee, Compensation Committee, and Governance Committee, and as an "audit committee financial expert;" and

•	each such individual's professional experience, education, skills, ability to enhance differences of viewpoint and other qualities among our Board membership.

After concluding its review, the Governance Committee submitted its independence recommendations to our Board.  Our Board then made its independence determinations based on the committee's recommendations.

Board Oversight of Risk Management.  The Board believes that strong and effective internal controls and risk management processes are essential for achieving long-term stockholder value.  The Board, directly and through its committees, is responsible for monitoring risks that may affect the Company.

Board and Committee Risk Oversight Responsibilities

Each Board committee is responsible for oversight of risk categories related to the committee’s specific area of focus, while the full Board exercises ultimate responsibility for overseeing the risk management function as a whole. The areas of risk oversight exercised by the Board and its committees are:

Who is responsible?	Primary areas of risk oversight
Full Board
The Board seeks to understand the principal risks associated with the Company’s business on an ongoing basis.  It is the responsibility of management to ensure that the Board and its committees are kept well informed of these changing risks on a timely basis.

Audit Committee
The Audit Committee has the responsibility of meeting with the Company’s outside auditor and with management to review and assess any material financial risk exposure to the Company and the steps management has or plans to take to monitor and control financial risk.

Compensation Committee
The Compensation Committee has the responsibility, on at least an annual basis, of reviewing risks arising from the Company’s compensation policies and overall actual compensation practices for employees, including non-executive officers, to assess whether such risks are reasonably likely to have a material adverse effect on the Company.

Governance Committee
The Governance Committee oversees enterprise-wide risk management. Additionally, its members are charged with periodically evaluating the design and effectiveness of the processes in place to perform and review the Company’s enterprise-wide risk assessments.

Board Leadership Structure; Lead Independent Director.  The Board is responsible for overseeing our overall corporate governance and the competent and ethical management and operation of our business.  We separate the roles of Executive Chairman and CEO. We believe this structure allows the CEO to dedicate his full efforts to the demands and responsibilities of his position, while also allowing the Company to benefit from the Executive Chairman's strategic oversight and considerable experience. Mr. Max Fuller serves as the Executive Chairman. In addition to performing all duties incident to the office of the Executive Chairman and such other duties as from time to time may be assigned to him by the Board, the Executive Chairman:

•	presides at all meetings of the stockholders and at all meetings of the Board;
•	makes, or causes to be made, a report of the state of the business of the Company at each annual meeting of stockholders;
•	sees that all orders and resolutions of the Board are carried into effect;
•
has the right to sign, execute, and deliver in the name of the Company all deeds, mortgages, bonds, contracts, or other instruments authorized by the Board, except in cases where the signing, execution or delivery thereof is expressly delegated by the Board or by our Bylaws to some other officer or agent of the Company or where any of them are required by law otherwise to be signed, executed or delivered; and

•	has the right to cause the corporate seal, if any, to be affixed to any instrument which requires it.

After our IPO in June 2018, the Board designated Mr. Connors as our Lead Independent Director.  We believe the Lead Independent Director promotes independent, objective oversight and contributes to the efficiency and functionality of the full Board.  The Lead Independent Director's responsibilities include:

•	consulting with the Executive Chairman regarding the agenda for meetings of the Board;
•	scheduling and preparing agendas for meetings of independent directors;
•	presiding over meetings of independent directors and executive sessions and at meetings of the Board and the stockholders where the Executive Chairman is not present;
•	briefing the Executive Chairman on issues discussed in executive sessions;
•	acting as principal liaison between our independent directors and the Executive Chairman (with the understanding that all directors may engage directly with the Executive Chairman);
•	coordinating with the Executive Chairman as to appropriate Board meeting schedules to enable sufficient time for discussion of all agenda items;
•	coordinating with the Executive Chairman on the materials sent to the Board, and approving final meeting materials;
•	coordinating the activities of the independent directors;
•	participating in the retention of independent advisors and consultants who report directly to the Board;
•	consulting with the Executive Chairman and CEO in determining the need for special meetings;
•	calling special meetings of the independent directors;
•	communicating to the CEO the results of the Board’s evaluation of the CEO’s performance;
•	if requested by major stockholders, ensuring availability for consultation and direct communication as appropriate;
•	performing all duties of the Executive Chairman in the absence or disability of the Executive Chairman; and
•	such other duties as the Board may delegate from time to time.

Additionally, our independent directors regularly meet without the presence of management.  These executive sessions are typically conducted before or after any Board or Board committee meeting at which a majority of the independent directors are present or by holding special meetings of the independent directors.

“Controlled Company” Status.  Messrs. Eric Fuller and Max Fuller and Mses. Pate and Janice Fuller, the wife of Mr. Max Fuller, are party to a voting agreement under which each has granted a voting proxy with respect to the shares of Class B common stock subject to the voting agreement. Due to the voting agreement, Messrs. Eric Fuller and Max Fuller and Mses. Pate and Janice Fuller may be deemed to collectively control a majority of the voting power of our outstanding common stock. As a result, we may qualify as a “controlled company” under the NYSE corporate governance standards.  Controlled companies are eligible for exemptions from certain NYSE corporate governance requirements. Despite the availability of such exemptions, we have elected to comply with requirements applicable to non-controlled companies.

Committees of the Board of Directors

The Audit Committee

Functions, Composition, and Meetings of the Audit Committee.  Effective June 13, 2018, Mr. Braman was appointed as the initial member of the Audit Committee. The Board established the separately designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") to oversee our accounting and financial reporting policies and processes in accordance with applicable SEC rules and NYSE listing standards. The primary responsibilities of the Audit Committee are set forth in the Audit Committee Report, which appears below, and are further described in the Audit Committee charter. During 2018, our Audit Committee was comprised of Messrs. Braman, Connors, and Rickel. Mr. Braman serves as Chair of the Audit Committee.  The Audit Committee met six times during 2018.

Audit Committee Independence. Each member of the Audit Committee satisfies the independence and Audit Committee membership criteria set forth in NYSE Rule 303A.07. Specifically, each member of the Audit Committee:

•	is independent under NYSE Rule 303A.02;
•	meets the criteria for independence set forth in Rule 10A‑3(b)(1) under the Exchange Act; and
•	is financially literate, as determined by the Board.

Audit Committee Charter.  Our Audit Committee operates pursuant to a written charter detailing its purpose, powers, and duties.  The Audit Committee reviews and reassesses the adequacy of its formal written charter on an annual basis and recommends changes to the Board when appropriate.  The charter is publicly available free of charge on our website at investor.usxpress.com, under the “Corporate Governance” tab of the “Investors” menu.

Audit Committee Financial Experts.  The Board has determined that two members of the Audit Committee, Messrs. Braman and Rickel, qualify as "audit committee financial experts" under Item 407(d)(5)(ii) of SEC Regulation S-K.  In the judgment of the Board, each such individual:

•	meets the Audit Committee member independence criteria under applicable SEC rules;
•	is independent, as independence for Audit Committee members is defined under applicable NYSE listing standards; and
•	has sufficient knowledge, experience, and sophistication in financial and auditing matters under relevant SEC and NYSE rules.

The satisfaction of these factors results in each such individual's accounting or related financial management expertise under NYSE Rule 303A.07 and qualifies each such individual as an "audit committee financial expert," under Item 407(d)(5)(ii) of SEC Regulation S-K.  The Board has designated Mr. Braman as our Audit Committee financial expert.

Report of the Audit Committee.  In performing its duties, the Audit Committee, as required by applicable rules of the SEC, issues a report recommending to the Board that our audited financial statements be included in our Annual Report on Form 10-K and determines certain other matters, including the independence of our independent registered public accounting firm.  The Report of the Audit Committee for 2018 is set forth below.

Report of the Audit Committee

The Audit Committee Report shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act.  This Audit Committee Report also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

The Audit Committee of the Board of Directors of the Company consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange. Audit Committee members may serve on the audit committees of no more than three public companies.

Pursuant to the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC, the Company must disclose which members, if any, of the Audit Committee are “audit committee financial experts” (as defined in the SEC’s rules). The Company’s Board of Directors has determined that Edward H. Braman, the chairman of the Audit Committee and John C. Rickel meet the criteria to be “audit committee financial experts.”

The Company’s management has primary responsibility for preparing the Company’s Consolidated Financial Statements and implementing internal controls over financial reporting. The Company’s 2018 independent registered public accounting firm, PwC, is responsible for expressing an opinion on the Company’s Consolidated Financial Statements.

The roles and responsibilities of the Audit Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website. As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board.

Management has the primary responsibility for the Consolidated Financial Statements and the reporting process. PwC is responsible for performing an audit of the Company’s Consolidated Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States of America) and expressing an opinion on the conformity of the Consolidated Financial Statements to accounting principles generally accepted in the United States of America. The internal audit function ("Internal Audit") is responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and the Board determine.

To fulfill its responsibilities, the Audit Committee has met and held discussions with management, Internal Audit and PwC concerning the Consolidated Financial Statements for the fiscal year ended December 31, 2018. Management, Internal Audit, and/or PwC made presentations to the Audit Committee throughout the year on specific topics of interest, including, among other items, the Company's (i) risk assessment process; (ii) information technology systems and controls; (iii) income tax risk and compliance; (iv) 2018 audit plan; (v) updates on completion of the audit plan; (vi) critical accounting policies; (vii) assessment of the impact of new accounting guidance; (viii) ethics and compliance program; (ix) strategy and management of the implementation of new systems; (x) non-GAAP measures and key performance indicators; and (xi) cyber security. The Audit Committee also discussed all communications required by the standards of the Public Company Accounting Oversight Board, the New York Stock Exchange and the SEC with PwC.

The Audit Committee met with PwC quarterly, both together with management and separately, to review and discuss the scope of the audit and all significant matters related to the audit, including the assignment of a new audit partner. The Audit Committee also met with key members of management in separate executive sessions, including the Executive Chairman, Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Chief Accounting Officer and Internal Audit to discuss the completeness and accuracy of the Company's Consolidated Financial Statements and other matters.

The Audit Committee, along with the Company's management and Internal Audit, reviewed PwC’s performance as a part of the Audit Committee's consideration whether to reappoint the firm as the Company's independent auditors. As part of this review, the Audit Committee considered (i) the continued independence of the audit firm; (ii) evaluations of the audit firm by management and Internal Audit; (iii) the audit firm's effectiveness of communications and working relationships with the Audit Committee, management and Internal Audit; (iv) the length of time the audit firm has served as the Company's independent auditors; and (v) the quality and depth of the audit firm and the audit team's expertise and experience in the industry. The Audit Committee also considered the advisability and potential impact of selecting a different independent registered public accounting firm.

In addition, the Audit Committee has received from PwC the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding auditor communications with the Audit Committee concerning independence and has discussed independence with PwC.

The Audit Committee discussed with management and Internal Audit the Company’s financial risk exposures, internal controls and reporting procedures. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Based on the Audit Committee’s review of the audited Consolidated Financial Statements and discussions with management and PwC as described above and in reliance thereon, the Audit Committee recommended to the Company’s Board of Directors that the audited Consolidated Financial Statements for the fiscal year ended December 31, 2018 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Members of the Audit Committee:
Edward “Ned” H. Braman, Chair
Philip V. Connors
John C. Rickel

The Compensation Committee

Functions, Composition, and Meetings of the Compensation Committee. As more fully outlined in the Compensation Committee charter, the primary functions of the Compensation Committee of our Board are to assist our Board in discharging its responsibilities relating to establishing and reviewing the compensation of our executive officers, including the CEO; and approve, oversee and monitor our compensation plans, policies, and programs for executive officers, establishing and reviewing compensation for the Board and performing any other activities delegated to the Compensation Committee by  the Board or imposed by applicable laws or regulations.  In furtherance of its duties, the Compensation Committee reviews and approves the elements of the compensation of our executive officers and our overall executive compensation strategy to ensure such components align with our business objectives, responsible corporate practices, and our stockholders' interests.  The Compensation Committee also makes recommendations on other compensation matters to the full Board.  The Compensation Committee has the authority to carry out the foregoing responsibilities under its charter, and may delegate such authority to subcommittees of the Compensation Committee. Effective June 13, 2018, Messrs. Braman and Connors were appointed as the initial members of the Compensation Committee. Our Compensation Committee is comprised of Messrs. Beizer, Braman, Connors, and

Nash. Mr. Connors serves as Chair of the Compensation Committee.  Following our IPO, the Compensation Committee met two times during 2018.

Compensation Committee Independence.  While serving on the Compensation Committee, each member satisfied the independence and Compensation Committee membership criteria set forth in NYSE Rule 303A.05 and applicable SEC regulations.  In determining the independence of our Compensation Committee members, the Board considered several relevant factors, including but not limited to each director's source of compensation and affiliations. Specifically, while serving on the Compensation Committee, each member of the Compensation Committee:

•	was independent under NYSE Rule 303A.02;
•	met the criteria as a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act; and
•
as determined by our Board, was not affiliated with the Company, any Company subsidiary, or any affiliate of a Company subsidiary, and did not have any other relationship, which would impair each respective member's judgment as a member of the Compensation Committee

Compensation Committee Charter.  Our Compensation Committee operates pursuant to a written charter detailing its purpose, powers, and duties.  The Compensation Committee periodically reviews and reassesses the adequacy of its formal written charter on an annual basis and recommends changes to the Board when appropriate.  The charter is publicly available free of charge on our website at investor.usxpress.com under the “Corporate Governance” tab.

Report of the Compensation Committee.  In performing its duties, the Compensation Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board that our Compensation Discussion and Analysis be included in this Proxy Statement. The Report of the Compensation Committee for 2018 follows.

Compensation Committee Interlocks and Insider Participation

Messrs. Braman, Beizer, Nash, and Connors served on the Compensation Committee during 2018.  No member of the Compensation Committee was an officer or employee of the Company at any time during 2018 or as of the date of this Proxy Statement, nor was any such individual a former officer of the Company. In 2018, no member of our Compensation Committee had any relationship or transaction with the Company that would require disclosure as a "related person transaction" under Item 404 of SEC Regulation S-K in this Proxy Statement under the section entitled “Certain Relationships and Related Transactions”.

During 2018, none of our executive officers served as a member of the Board or Compensation Committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served on our Compensation Committee. Additionally, during 2018, none of our executive officers served as a member of the Compensation Committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served as a member of our Board or Compensation Committee.

See “Certain Relationships and Related Transactions” for a description of certain transactions between us and our other directors, executive officers, or their affiliates, and “Executive Compensation – Director Compensation” for a description of compensation of the members of the Compensation Committee.

The Governance Committee

Functions, Composition, and Meetings of the Governance Committee.  Our Governance Committee recommends to the Board potential director nominee candidates for election to the Board and makes recommendations to the Board concerning issues related to corporate governance, as further detailed in the Governance Committee charter discussed below.  During 2018, Messrs. Beizer, Nash, and Rickel served as the Governance Committee, with Mr. Rickel serving as Chair.  All current members of the Governance Committee are independent, as independence for Governance Committee members is defined under applicable SEC regulations and NYSE listing standards.  Following our initial public offering, the Governance Committee met one time in 2018.  The Governance Committee has recommended that the Board nominate Messrs. Beizer, Braman, Connors, Max Fuller, Eric Fuller, Nash, and Rickel, and Ms. Pate for election at the Annual Meeting, each of whom, is currently serving as a director.

Governance Committee Charter. Our Governance Committee operates pursuant to a written charter detailing its purpose, powers, and duties.  The Governance Committee periodically reviews its formal written charter, as well as those of our Board committees, to ensure each charter reflects a commitment to effective corporate governance and recommends changes to the Board when appropriate. A copy of the charter (which includes Exhibit A (Criteria for

Board of Directors) to such charter, as mentioned below) is publicly available free of charge on our website at investor.usxpress.com, under the “Corporate Governance” tab of the “Investors” menu.

Process for Identifying and Evaluating Director Nominees. Director nominees are chosen by the entire Board, after considering the recommendations of the Governance Committee.  The members of the Governance Committee review the qualifications of various persons to determine whether they are qualified director nominee candidates for membership on the Board.  The Governance Committee will review all such candidate recommendations, including those properly submitted by stockholders, in accordance with the requirements of its charter, SEC regulations, and NYSE listing standards.  Upon identifying and selecting qualified director nominee candidates, the Governance Committee then submits its director nominee selections to our Board for consideration.  We do not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

Desirable Traits for Director Nominees. With regard to specific qualities and skills of potential director nominees, the Governance Committee believes it is necessary that:

•	at least a majority of the members of the Board qualify as "independent" under NYSE Rule 303A.02;
•	at least three members of the Board satisfy the Audit Committee membership criteria specified in NYSE Rule 303A.07;
•
at least one member of the Board eligible to serve on the Audit Committee has sufficient knowledge, experience, and training concerning accounting and financial matters so as to be financially sophisticated under NYSE Rule 303A.07 and qualifies as an "audit committee financial expert" within the meaning of Item 407(d)(5)(ii) of SEC Regulation S-K; and

•	at least two members of the Board satisfy the Compensation Committee membership criteria specified in NYSE Rule 303A.05.

In addition to these specific requirements, the Governance Committee takes into account all factors it considers appropriate, which may include, but are not limited to, an individual's:

•	experience;
•	accomplishments;
•	education;
•	understanding of our business and the industry in which we operate;
•	specific skills; and
•	general business acumen.

Exhibit A (Criteria for Board of Directors) of the Governance Committee charter also sets forth various factors and criteria used for selecting director nominees (such factors and criteria are not absolute prerequisites for any such nominee). Generally, the Governance Committee will first consider current Board members as potential director nominees because they meet the criteria listed above and possess knowledge of our history, strengths, weaknesses, goals, and objectives.

Annual Board Self-Assessment. The Governance Committee is responsible for developing and implementing a director evaluation program to measure the individual and collective performance of directors and the fulfillment of their responsibilities to our stockholders, including an assessment of the Board's compliance with applicable corporate governance requirements and identification of areas in which the Board might improve its performance.  The Governance Committee also is responsible for developing and implementing an annual self-evaluation process for the Board designed to assure that directors contribute to our corporate governance and to our performance.  The Governance Committee has developed an annual Board evaluation questionnaire in which our independent directors will assess and comment on various issues concerning the Board's performance, oversight, resources, composition, culture, and committees. This self-evaluation process will first be conducted during 2019 and the anonymous questionnaire responses will be reported to the Board by the Governance Committee or its chair. We believe this will provide valuable constructive feedback, contributing to the Board's overall effectiveness, functionality, and oversight.

Board Diversity. In recommending director nominee candidates for the Board, the Governance Committee considers Board diversity along with the various other factors discussed above.  Our Governance Committee does not have a formal policy with respect to diversity, but considers it desirable if potential nominees compliment and contribute to the Board's overall diversity and composition.  Pursuant to the Governance Committee's charter, such consideration includes each individual candidate's ability to enhance differences of viewpoint, professional experience, education, skill, and other individual qualities among the members of the Board.  The Governance Committee and the Board each believe it is important that the Board members represent diverse viewpoints, we therefore interpret diversity to encompass an individual's ability to positively collaborate with our other Board members, as well as such person's personal and professional experiences, aptitude, and expertise relevant to our industry. The Governance Committee periodically reviews and assesses the effectiveness of the Committee's policies with respect to its consideration of diversity in identifying director nominees.

Stockholder Director Nominee Recommendations.  It is generally the policy of the Governance Committee to consider stockholder recommendations of proposed director nominees if such recommendations are serious, timely received, and otherwise comply with our by-laws. Our by-laws require stockholders to give advance notice of stockholder proposals, including nominations of director candidates. For more information, please see “Stockholder Proposals” in this Proxy Statement.

Our Executive Officers

Set forth below is certain information regarding our current executive officers (other than our CEO and President, Mr. Eric Fuller; our Chief Administrative Officer, Ms. Pate; and our Executive Chairman, Mr. Max Fuller, all of whose information is set forth above under “Proposal 1 – Election of Directors”).  All executive officers are elected annually by the Board.  Family relationships between any directors and executive officers, if any, are noted in the relevant biographies.  All references to experience with us include positions with our operating subsidiaries, and none of the other corporations or organizations referenced in the biographies is a parent, subsidiary, or affiliate of the Company unless otherwise noted.  There are no arrangements or understandings between any of the executive officers and any other person pursuant to which any of the executive officers was or is to be selected as an officer.  Each of the executive officers also has consented to being identified as such in this Proxy Statement and has indicated his or her intention to serve in his or her respective office, if elected by the Board.

Eric Peterson
Age: 41 Position: Chief Financial Officer and Treasurer
Experience

Mr. Peterson has served as Chief Financial Officer and Treasurer of the Company since October 2015. Mr. Peterson also served as Secretary of the Company between October 2015 and December 2018.  Mr. Peterson served in various roles since 2003, including Director of Accounting, Vice President of Accounting, and most recently, Senior Vice President of Accounting and Finance from August 2013 to October 2015. Before joining our team, Mr. Peterson worked as a Certified Public Accountant at Ernst & Young, LLP. Mr. Peterson is a graduate of the Samford University and received his Masters of Accountancy from the University of Alabama in Tuscaloosa.

Leigh Anne Battersby
Age: 54 Position: Executive Vice President, Corporate General Counsel, and Secretary
Experience

Ms. Battersby has served as Executive Vice President and Corporate General Counsel since January 2017 and as Secretary since January 2019.  She previously served the Company as Vice President of Risk Management from 2001 to January 2017 and as Director of Personnel from 1997 to 2001.  Prior to joining the Company in 1997, Ms. Battersby worked as a labor and employment lawyer and litigation associate with the Chattanooga law firm of Witt, Gaither & Whitaker, P.C.  Ms. Battersby is a graduate of the University of Tennessee at Chattanooga and received her Juris Doctor from Duke University.

Matt Herndon
Age: 47 Position: Chief Operating Officer
Experience

Mr. Herndon has served as our Chief Operating Officer since November 2018. Prior to accepting his current position, Mr. Herndon served in various roles expanding over 27 years in the trucking industry. Prior to joining the Company, Mr. Herndon served as the Chief Operating Officer for P.A.M Transportation Services, Inc. (NASDAQ:PTSI) (“P.A.M.”) from August 2015 to November 2018,  Mr. Herndon held additional roles at P.A.M., including V.P. of Operations at P.A.M. from 2009 to August 2015 and operations manager for Choctaw Express, a subsidiary of P.A.M. starting in 1991. Mr. Herndon’s experience is extensive, covering all facets within the truckload operations, including safety, logistics, sales, pricing and administrative management.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own (directly or indirectly) more than 10% of our Class A common stock, to file reports of ownership and changes in ownership with the SEC.  Officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such reports (including any amendments thereto) filed with the SEC during 2018 and written representations that no other reports were required during the year ended December 31, 2018, we believe that all of the Company's executive officers, directors, and greater than 10% beneficial owners complied with applicable Section 16(a) filing requirements during the year ended December 31, 2018.

Code of Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics that applies to all directors, officers, and employees, whether with us or one of our subsidiaries.  The Code of Conduct and Ethics includes provisions applicable to our CEO, principal financial officer, principal accounting officer, controller, or persons performing similar functions and that collectively constitute a "code of ethics" within the meaning of Item 406(b) of SEC Regulation S‑K.  A copy of the Code of Conduct and Ethics is publicly available free of charge on our website at investor.usxpress.com under the “Corporate Governance” tab.

Pursuant to SEC regulations and NYSE listing standards, we will disclose amendments to or waivers of our Code of Conduct and Ethics in a press release, on our website at investor.usxpress.com, or in a Current Report on Form 8-K filed with the SEC, whichever disclosure method is appropriate. To date, we have not granted any waivers from our Code of Conduct and Ethics to the CEO, principal financial officer, principal accounting officer, controller, or any person performing similar functions.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section identifies our Named Executive Officers (as designated below) and explains how our executive compensation programs, policies and decisions are formulated, applied, and operate with respect to the Named Executive Officers.  In this Compensation Discussion and Analysis, we also discuss and analyze our executive compensation program, including each component of compensation awarded under the program, and the corresponding compensation amounts for each Named Executive Officer.

This Compensation Discussion and Analysis should be read in conjunction with the “Summary Compensation Table” (including the related tabular and narrative discussions) and the “Committees of the Board of Directors – The Compensation Committee” section contained in this Proxy Statement.

For the year ended December 31, 2018, our named executive officers (collectively, the “Named Executive Officers”) were as follows:

Name	Position
Eric Fuller	President and CEO
Eric Peterson	Chief Financial Officer
Max Fuller	Executive Chairman
Lisa Quinn Pate	Chief Administrative Officer
Leigh Anne Battersby	Executive Vice President, Corporate General Counsel, and Secretary
John White(1)	Former Chief Sales and Marketing Officer

(1)	Mr. White was terminated effective October 22, 2018

Key Features of Executive Compensation Program

The Company adheres to the following practices and policies with respect to our executive compensation programs:

✓	Direct link between pay and performance that aligns business strategies with long-term value creation;
✓	Appropriate balance between short- and long-term compensation that discourages short-term risk taking at the expense of long-term results;
✓	Multi-year time horizon for long-term equity incentives to align executive and stockholder interests;
✓
Clawback policy that provides for the recovery of cash and equity incentive compensation in the event of a restatement of the Company’s consolidated audited financial statements due to a material error;

✓	Robust share ownership guidelines for senior executives;
✓	Independent compensation consultant retained to advise on executive compensation matters;
✓	Double-trigger severance and equity provisions;
✓	No excessive perquisites for executives;
✓	No re-pricing or backdating of stock options without stockholder approval; and
✓	No gross-up payments for benefits and perquisites or for equity awards granted after the effectiveness of our IPO to cover personal income taxes or U.S. excise taxes.

Elements of Compensation

The following table illustrates the key elements of the Company’s 2018 executive compensation program:
Element	Form/Vehicle	Time Horizon	Primary Objectives & Link to Stockholder Value
Base Salary	Cash	Annual	Designed to attract and retain our Named Executive Officers with fixed cash compensation to provide stability that allows our Named Executive Officers to focus on achievement of business objectives
Quarterly and Annual Incentives	Cash	Quarterly and Annual	Designed to focus and motivate our Named Executive Officers to achieve corporate quarterly and annual financial goals
Long‑Term Incentives	50% stock options and 50% restricted stock	4‑year ratable vesting
Designed to (i) balance the performance-based nature of stock options with the stockholder-aligned retentive value of restricted stock, (ii) be sensitive to share usage and dilution, (iii) drive a long-term focus through stock options that have a ten-year term and (iv) recognize that senior executives should have a greater portion of their pay at-risk than lower level employees.

Compensation Philosophy

We strive to attract, motivate, and retain executive officers who are capable of evaluating, building, and managing multiple businesses, and who we believe will create long-term value for our stockholders.  In this regard, we use a mix of compensation designed to provide overall compensation levels that:

•	retain and motivate our management team;
•	align executives’ interests with our corporate strategies, our business objectives, and the performance of specific business units to the extent applicable;
•	enhance executives’ incentives to increase our stock price and focus on the long-term interests of our stockholders;
•	align with corporate governance best practices; and
•	balance long-term retention and development with annual rewards based on financial performance.

Compensation Determination Process

The Role of our Chief Executive Officer and Compensation Committee

Prior to our June 2018 IPO, our Chief Executive Officer administered our executive compensation programs, with the recommendations and input of an advisory committee consisting of our Vice President of Human Resources, our Director of Total Rewards, our Chief Financial Officer, and our Chief Administrative Officer (the “Advisory Committee”). Our Director of Total Rewards prepared an annual compensation study for key positions, including our Named Executive Officers, that compared existing target pay levels to those being provided to similarly situated executives at our industry peers and regional talent competitors. Prior to our IPO, we did not formally benchmark our executive compensation against the executive compensation of any other particular company or competitive peer group of companies, however we, from time to time, considered the forms and levels of compensation disclosed by other comparable publicly traded industry peers, certain other industry peers and regional talent competitors in order to obtain a broad understanding of such companies' compensation practices.

Following our IPO, the Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements. With respect to our CEO, the Compensation Committee has the specific responsibility to:

•	review and approve corporate goals and objectives relevant to the compensation of our CEO;
•	evaluate the performance of our CEO in light of those goals and objectives; and
•	determine and approve the compensation level of our CEO based upon that evaluation.

The Compensation Committee also has the responsibility to review annually the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances.  In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executive officers' interests with those of our stockholders.  The Compensation Committee also reviews and approves all forms of deferred compensation and incentive compensation, including annual cash bonuses, stock option grants, stock grants, and other forms of incentive compensation granted to our executive officers.  The Compensation Committee takes into account the recommendations of our CEO and President in reviewing and approving the overall compensation of the other executive officers (but not with respect to his own compensation).  The Chief Executive Officer also works with the Chair of the Compensation Committee to establish the agenda for the Compensation Committee meetings, and management prepares the information required for the meetings.  As necessary, the Compensation Committee meets in executive session, without the presence of management.

In making decisions regarding an executive officer's total compensation, the Compensation Committee works closely with the independent compensation consultant, FW Cook, and, following the Annual Meeting, the Compensation Committee will also consider the results of advisory votes and the views expressed by our stockholders in regard to executive compensation. Additionally, the Compensation Committee takes into consideration:

•	overall economic conditions;
•	changes in responsibility;
•	our recent and expected financial performances and the Compensation Committee’s assessment of the executive officer’s leadership;
•	integrity;
•	prospect for future performance;
•	years of experience;

•	skill set;
•	level of commitment;
•	contributions to our financial results and the creation of stockholder value; and
•	current and past compensation.

The Role of our Compensation Consultant

The Company engaged FW Cook in 2018 to provide independent and unbiased external advice and expertise regarding executive compensation and to provide a competitive market pay analysis for our Named Executive Officers.  In April 2018, the Company approved a number of annual and long-term compensation decisions and policies that took effect in connection with our IPO in June 2018.  FW Cook provides ongoing support to our Compensation Committee regarding executive compensation matters. Such support includes assessing the Company’s executive compensation program against best practices, assessing the Company’s executive compensation levels and program design relative to our peer group and general practices for comparably sized organizations, providing guidance on regulatory and governance trends impacting compensation, and conducting an annual risk assessment of our incentive compensation programs and practices based on its analysis.  Neither FW Cook nor any of its affiliates maintain other direct or indirect business relationships with the Company or any of its affiliates other than the services to be provided to the Compensation Committee.  Following our IPO, FW Cook’s services are provided under the direction and authority of the Compensation Committee, and all services provided by FW Cook are pre-approved by the Chair of the Compensation Committee.

2018 Compensation Peer Group

In February 2018, FW Cook identified a peer group of companies to be used for compensation benchmarking purposes for 2018 target total direct compensation levels, incentive program design and other executive compensation policies and practices.  The criteria for inclusion into the peer group included:

•	similar revenue, profitability, and market capitalizations (with comparable valuations); and
•	companies in the transportation, logistics, or comparable industries.

After reviewing the report and considering recommendations from FW Cook, the Company determined its peer group for 2018 would consist of the following 16 companies:

ArcBest Corporation	P.A.M. Transportation Services, Inc.
Celadon Group, Inc.	Roadrunner Transportation Systems, Inc.
Covenant Transportation Group, Inc.	Saia, Inc.
Forward Air Corporation	Schneider National, Inc.
Heartland Express, Inc.	Universal Logistics Holdings, Inc.
Hub Group, Inc.	USA Truck, Inc.
Landstar System, Inc.	Werner Enterprises, Inc.
Marten Transport, Ltd.	YRC Worldwide Inc.

At the time that the peer group for 2018 was approved, the median revenue for the peer group was $1.25 billion and the Company’s revenue was $1.42 billion, in each case based on the most recently reported four quarters.

Recognizing that peer group proxy data are limited to certain senior executive positions, the peer group proxy data were supplemented with size-appropriate general industry survey data to ensure robust market data for each Named Executive Officer.  The survey data were adjusted to reflect the lower operating margins within the transportation industry as compared to the general industry companies participating in the survey.  General industry survey data was used given the lack of survey sources in the trucking/transportation industry, and the Compensation Committee did not review the companies participating in the survey.

The Compensation Committee reviewed the peer group in the fall of 2018 and confirmed that the peer group remained reasonable. No changes were made to the peer group in connection with the Compensation Committee’s review, which informed the design of our compensation program for 2019.

Compensation Paid to Our Named Executive Officers

In April 2018, after review of FW Cook’s study and its recommendations, we approved a number of annual and long-term compensation decisions and policies that took effect upon the effectiveness of our IPO.

The table below summarizes the annual target total direct compensation levels for each of our Named Executive Officers by element for the 2018 compensation program that took effect following our IPO.

Named Executive Officer	Base Salary	Target Short-Term Incentives		Target Long-Term Incentives	Target Total Direct Compensation
		(% of Salary)	Dollar Value
Eric Fuller	$750,000	100.0%	$750,000	$990,000	$2,490,000
Eric Peterson	$440,000	75.0%	$330,000	$326,000	$1,096,000
Max Fuller	$1,000,000	20.0%(1)	$200,000	$300,000	$1,500,000
Lisa Quinn Pate	$400,000	75.0%	$300,000	$300,000	$1,000,000
Leigh Anne Battersby	$300,000	50.0%	$150,000	$243,000	$693,000
John White(2)	$335,000	50.0%	$167,500	$182,000	$684,500

(1)	There was an aggregate limitation on the amount Mr. Max Fuller could earn under the 2018 short-term incentive plan of 20.0% of his post-IPO base salary.
(2)	Mr. White was terminated effective October 22, 2018. See “—Separation Agreement” for details regarding Mr. White’s separation agreement.

Base Salary

Upon the effectiveness of our IPO, the base salary of each Named Executive Officer continued to be set at the same level as 2017, except as follows: Mr. Max Fuller's base salary was reduced from $1,310,900 to $1,000,000 to reflect target total direct compensation that was approximately 60% of our CEO's target compensation, as well as an appropriate mix of base salary, short-term incentive and long-term incentive compensation taking into consideration the recommendations of FW Cook; and Ms. Quinn Pate's base salary was adjusted from $575,000 to $400,000 to more closely align with similar positions in the peer group based on her new title and responsibilities.

2018 Short-Term Incentive Plan

In January 2018, we adopted our cash bonus program for 2018 (the “2018 STIP”) to motivate our executives and other employees of the Company to achieve certain quarterly and annual financial goals relating to our adjusted operating ratio for the majority of our Truckload operations. Under the 2018 STIP, adjusted operating ratio is defined as total operating expenses, net of fuel surcharge as a percentage of total revenue, net of fuel surcharge, net of certain other one-time charges. In January 2018, we approved the following quarterly and annual operating ratio goals (the “2018 Adjusted Operating Ratio Goals”), which reward incremental improvements throughout the year:

2018 Adjusted Operating Ratio Goals
Period	Minimum	Target	Maximum
First Quarter	98.0%	96.0%	94.0%
Second Quarter	97.0%	95.0%	92.0%
Third Quarter	95.0%	92.5%	90.0%
Fourth Quarter	94.0%	92.5%	88.0%
Annual	95.9%	93.9%	91.2%

Depending on the level of the 2018 Adjusted Operating Ratio Goals attained, the Named Executive Officers were eligible to receive a payout percentage of their base salary. Results were binary, with no linear interpolation between minimum/target and target/maximum performance levels. The potential cash payouts under the 2018 STIP as a percentage of base salary were as follows:

	Potential Cash Payments (as a % of Base Salary)
	Quarterly(1)			Annual(2)
Named Executive Officer	Minimum	Target	Maximum	Minimum	Target	Maximum
Eric Fuller	5.0%	30.0%	50.0%	7.5%	70.0%	150.0%
Eric Peterson	3.75%	25.0%	40.0%	6.25%	50.0%	110.0%
Max Fuller(3)	2.5%	15.0%	25.0%	5.0%	35.0%	75.0%
Lisa Quinn Pate	3.75%	25.0%	40.0%	6.25%	50.0%	110.0%
Leigh Anne Battersby	2.5%	15.0%	25.0%	5.0%	35.0%	75.0%
John White(4)	2.5%	15.0%	25.0%	5.0%	35.0%	75.0%

(1)
The potential for each quarter is expressed as a percentage of base salary paid during the quarter. There were 12 biweekly pay periods during the first and third quarters of 2018 and 14 biweekly pay periods during the second and fourth quarters of 2018.

(2)	The potential for the annual payout is expressed as a percentage of base salary paid during the year.
(3)	With respect to the quarterly and annual amounts that Mr. Max Fuller could earn under 2018 STIP, there was an aggregate limitation of 20.0% of his post-IPO base salary.
(4)
Pursuant to his separation agreement, Mr. White was eligible to receive any fourth quarter or annual bonus earned, prorated for service through his separation date. See “—Separation Agreement” for additional details regarding Mr. White’s separation agreement.

The Company’s results during 2018 resulted in the following achievement and payouts to our Named Executive Officers under the 2018 STIP:

	Quarterly and Annual Achievement and Payouts					Total Payouts
Named Executive Officer	First Quarter (Achieved at Minimum)	Second Quarter (Achieved at Target)	Third Quarter (Goal Not Achieved)	Fourth Quarter (Achieved at Target)	Annual (Achieved at Minimum)	(as a % of Base Salary)	Dollar Amount
Eric Fuller	$8,654	$60,577	—	$60,577	$56,250	24.8%	$186,058
Eric Peterson	$3,808	$29,615	—	$29,615	$27,500	20.6%	$90,538
Max Fuller	$7,563	$51,147	—	$40,385	$57,175	15.6%	$156,269
Lisa Quinn Pate	$4,976	$37,019	—	$26,923	$30,048	24.7%	$98,966
Leigh Anne Battersby	$1,731	$12,115	—	$12,115	$15,000	13.7%	$40,962
John White(1)	$1,933	$13,529	—	$3,865	$13,529	9.8%	$32,856

(1)
Pursuant to his separation agreement, Mr. White was eligible to receive any fourth quarter or annual bonus earned, prorated for service through his separation date. See “—Separation Agreement” for additional details regarding Mr. White’s separation agreement.

Our cash bonus program for 2019, which reflects a revised design, is discussed further below.

IPO Bonus

Effective June 19, 2018, certain of our Named Executive Officers received a special cash bonus in recognition of their efforts related to our IPO. Messrs. Eric Fuller and Peterson each received $500,000, Mses. Quinn Pate and Battersby each received $100,000, and Mr. White received $250,000.

Long Term Incentives

In connection with our IPO, we adopted a long-term incentive program for our Named Executive Officers, with 50% of the value consisting of stock options and 50% consisting of restricted stock, each of which vest ratably over a four-year period, subject to continued employment and other vesting and forfeiture provisions.  The long-term incentive program is designed to (i) balance the performance-based nature of stock options with the stockholder-aligned retention, (ii) be sensitive to share usage and dilution, (iii) drive a long-term focus through stock options which have a ten-year term and (iv) recognize that senior executives should have a greater portion of their pay at-risk than lower level employees.  Under our long-term incentive program, we granted the following options to purchase Class A common stock and granted Class A restricted stock to our Named Executive Officers on June 13, 2018:

	Stock Options		Restricted Stock
Named Executive Officer	# of Options	Grant Date Fair Value(1)	# of Shares	Grant Date Fair Value(1)	Total Grant Date Fair Value(1)
Eric Fuller	81,281	$495,001	30,938	$495,008	$990,009
Eric Peterson	26,766	$163,005	10,188	$163,008	$326,013
Max Fuller	24,631	$150,003	9,375	$150,000	$300,003
Lisa Quinn Pate	24,631	$150,003	9,375	$150,000	$300,003
Leigh Anne Battersby	19,951	$121,502	7,594	$121,504	$243,006
John White(2)	14,943	$91,003	5,688	$91,008	$182,011

(1)	See the “Grants of Plan-Based Awards Table” below for additional detail regarding the grant date fair value of these awards.
(2)	The stock options and restricted stock granted to Mr. White were forfeited upon his separation from the Company.

The awards were granted pursuant to our 2018 Omnibus Incentive Plan. The stock options initially awarded have an exercise price equal to the initial offering price of $16.00 per share and a 10-year term.  The value of the long-term incentives for each Named Executive Officer was set after consideration of competitive pay practices, overall target direct compensation levels, and internal equity in setting the grant values.

Compensation Decisions with Respect to 2019

In February 2019, the Compensation Committee determined that the elements of our Named Executive Officer’s target total direct compensation for 2019 would remain the same as their post-IPO compensation, including base salary, target short-term incentive, and long-term equity grant value.

The Compensation Committee approved grants of restricted stock and options to purchase Class A common stock to certain of our Named Executive Officers under our 2018 Omnibus Incentive Plan. The restricted stock and stock options vest in four equal installments on each of February 21, 2020, 2021, 2022, and 2023, and are subject to certain vesting, forfeiture, and termination provisions. The stock options have an exercise price of $9.40 per share and expire on February 21, 2029. The number of shares granted was based on a target long-term incentive amount for each Named Executive Officer, with 50% of the award in restricted stock and 50% in stock options.

The following table sets forth the long-term incentive amounts for and grants to our Named Executive Officers:

Named Executive Officer	2019 Long-Term Incentive Award	Stock Options	Restricted Stock
Eric Fuller	$990,000	112,245	52,660
Eric Peterson	$326,000	36,961	17,340
Max Fuller	$300,000	34,014	15,957
Leigh Anne Battersby	$243,000	27,551	12,926

Under the short-term incentive plan for 2019 (the “2019 STIP”), participants, including certain of the Company’s named executive officers, are eligible to earn an annual payout based on achievement relative to performance goals related to adjusted operating ratio. The annual target as a percentage of base salary under the 2019 STIP for each of Messrs. Eric Fuller, Peterson and Max Fuller, and Ms. Battersby, was set at 100%, 75%, 20%, and 50%, respectively. The participants may earn a payout of between 50% and 200% of their respective target based on the level of achievement of the adjusted operating ratio goals for the year ended December 31, 2019. There are no quarterly goals or bonuses under the 2019 STIP. Given Ms. Pate’s planned retirement in mid-2019, Ms. Pate did not participate in the 2019 equity grants or the 2019 STIP.

Other Benefits

Employment Agreements

Each of our Named Executive Officers is party to an employment agreement with us, pursuant to which he or she serves as an executive officer of the Company. In April 2018, the employment agreements of each of Messrs. Eric Fuller, Peterson and Max Fuller, Mses. Pate and Battersby, and Mr. White and were amended and restated. The employment agreements: (i) provide for three-year terms beginning on April 30, 2018, which automatically extend for successive one-year periods unless either party provides notice of non-renewal to the other party at least 90 days prior to the expiration of the then-applicable term; (ii) set the respective executive's base salary at the same level as

2017, which is subject to annual review and possible increase (but in the case of each of Messrs. Eric Fuller, Peterson and Max Fuller, Ms. Pate and Ms. Battersby, not decrease unless such decrease applies in the same manner to all senior executives); provided that the base salary of each of Mr. Max Fuller and Ms. Pate was adjusted upon the effectiveness of our IPO, as set forth under “—Base Salary;” (iii) provide for eligibility to receive an annual cash bonus based on the attainment of performance goals, with a target cash bonus of 100% of base salary for Mr. Eric Fuller, 75% of base salary for Mr. Peterson and Ms. Pate and 50% of base salary for Mr. Max Fuller (reduced to 20% upon the effectiveness of our IPO) and with a target cash bonus to be annually defined for Ms. Battersby and Mr. White; and (iv) provide for participation in our long-term incentive plan and our other employee benefit plans, programs and arrangements in effect from time to time in accordance with their terms. Mr. White's employment agreement also: (i) provided for an annual match of his contributions to his deferred compensation account, up to $35,000, and (ii) provided for the transfer of the title to a Company car to Mr. White on or before September 1, 2018.

Severance Benefits

Each Named Executive Officer's employment agreement provided for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “—Potential Payments upon Termination or Change in Control” or “—Separation Agreement,” for Mr. White.

Perquisites

We provide our Named Executive Officers with limited perquisites and other personal benefits, such as:

•	an automobile allowance or use of a company automobile;
•	a medical allowance; and
•	401(k) match.

Additionally, we have historically provided certain maintenance services for Max Fuller’s home. Following our IPO, Mr. Max Fuller began to fully reimburse the Company for such services. Also, following our IPO, Messrs. Eric Fuller and Max Fuller continue to have personal use of a company aircraft, subject to a $150,000 and $100,000 annual limit, respectively, on such personal use, as well as a restriction on such use interfering with our business. Mr. Max Fuller is permitted to intermittently use our passenger vehicles. All such benefits will be taxable to Messrs. Eric and Max Fuller as required by IRS regulations. We have reviewed and approved each of the perquisites provided to Named Executive Officers. While we do not consider these perquisites to be a significant component of executive compensation, we recognize that such perquisites are a factor in attracting and retaining talented executives. The aggregate incremental cost of perquisites and other benefits provided to our Named Executive Officers is shown in the “All Other Compensation” column of the Summary Compensation Table and detailed in the All Other Compensation Table. Executives bear all taxes in connection with executive perquisites and are not “grossed-up.”

401(k)

Named Executive Officers and other employees are entitled to participate on the same basis in our 401(k) plan, which provides retirement benefits to employees and provides for employer and employee contributions.  For 2018, the Company matched 50% of the first 3% of eligible employee contributions (a maximum employer contribution of 1.5%).

Nonqualified Deferred Compensation Plan

The Nonqualified Deferred Compensation Plan, as amended (the “Nonqualified Plan”), allows eligible employees, including our Named Executive Officers, to defer a portion of their compensation. Participants can elect to defer up to 85% of their base salary as well as up to 100% of their bonus and performance based cash compensation and 100% of any 401(k) refund. Generally, the Company does not contribute to participant accounts under the Nonqualified Plan, except that the Company contributed $32,469 to Mr. White’s account with respect to 2018, pursuant to an agreement with Mr. White.

Equity Award Tax Gross-Ups

Historically, we have included tax gross-up provisions in all of our equity award documents, including equity awards to our Named Executive Officers, due to the lack of liquidity in our common stock to cover recipient’s tax obligations.

Our practice of providing tax gross-ups upon the vesting of equity awards was discontinued for equity awards granted after our IPO.

Governance and Other Considerations

Stock Retention Guidelines

We have adopted stock retention guidelines for our Named Executive Officers and key personnel to further align the interests of these individuals with the interests of our stockholders.  Under the guidelines, the Named Executive Officers are required to maintain a significant ownership position in our Class A and/or Class B common stock.  The guidelines will be based on a multiple of base salary or annual cash retainer as of December 31st of each year as set forth below:

Tier	Covered Individual	Share Guideline Amount
Tier 1	Chief Executive Officer and Chairman of the Board	6x Base Salary
Tier 2	Chief Financial Officer and Chief Operating Officer	3x Base Salary
Tier 3	All Other Named Executive Officers	1x Base Salary

For purposes of determining compliance with the stock retention guidelines, the number of shares of the Company’s Class A and/or Class B common stock that the Covered Individual is expected to own is calculated annually by dividing: (i) the individual’s base annual salary or annual cash retainer, as applicable, by (ii) the average of the month-end closing prices of the Company’s Class A common stock for the prior 12 months.  Until an individual complies with the guidelines, as outlined above, the individual is required to retain 50% of any net shares that remain following the payment of exercise prices and tax obligations related to the exercise of stock options and the payment of tax obligations following the vesting of restricted stock unit and restricted stock grants until the guidelines are satisfied.  The Compensation Committee is able to grant waivers to the guidelines, which are expected to be granted only for serious and unforeseen hardship circumstances.

In determining whether the stock retention guidelines have been met, shares owned by the Named Executive Officer or his or her immediate family members who reside with the Named Executive Officer (whether held jointly or individually), shares held by a trust established by the Named Executive Officer or any other person for his or her benefit or for the benefit of his or her family members, shares owned by an entity to the extent of the Named Executive Officer’s interest therein (or the interest of his or her immediate family member who resides with the Named Executive Officer), but only if the Named Executive Officer has the power to vote or to dispose of the shares and shares equal to the number of vested but deferred restricted stock credited to the Named Executive Officer under any arrangement maintained by the Company are considered owned.  Neither unearned performance-based equity awards nor outstanding stock options (vested or unvested) count toward satisfaction of the guidelines. All of our Named Executive Officers are currently in compliance with the stock retention guidelines, either by holding the required value of stock or complying with the retention ratio.

Clawback Policy

We have adopted a clawback policy.  In the event of a restatement of the Company’s consolidated audited financial statements due to a material error, we will, to the extent practicable and not prohibited by the applicable law, seek to recover from the executive the amount by which the executive’s performance-based incentive compensation, including cash- and equity-based incentive compensation, for the relevant period exceeded the lower payment that would have been made based on the restated financial results.  The policy has a three-year look-back period.

Anti-Hedging and Anti-Pledging Policy

Under the “Executive and Director Stock Ownership, Retention, and Anti-Hedging and Pledging Policy”, our directors, officers, and other employees are prohibited from hedging their ownership positions in Company shares.  Hedging activities shall include, but are not limited to, short selling our securities and buying or selling options of any kind, including puts, calls, or other derivative securities, such as swaps, forwards, and futures.  Our directors, officers, and other employees are also prohibited from pledging our securities or purchasing our securities on margin or incurring any indebtedness secured by a margin or similar account in which our securities are held without the prior approval of our Board.

Risk Considerations Regarding Compensation

We believe that the structure of our executive compensation programs provides a mix of cash and equity compensation that balances short- and long-term incentives.  We believe that the different time horizons and metrics used in the annual and long-term elements of compensation provide incentives to build the Company’s business prudently and profitably over time, while encouraging retention of our top talent.  In addition, each element of compensation has been designed and is administered in a manner intended to minimize potential risks to the Company.  The result is a program that we believe mitigates inappropriate risk taking and aligns the interests of Named Executive Officers with those of the Company’s stockholders.  Moreover, we have determined that any risks arising from the Company’s compensation policies and practices for all of its employees are not reasonably likely to have a material adverse effect on the Company.

Deductibility of Compensation

While our Board generally considered the financial accounting and tax implications of their executive compensation decisions, neither element had been a material consideration in the compensation awarded to our Named Executive Officers historically. As we were not publicly traded prior to our IPO, our Board did not take the deductibility limit imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)") into consideration in setting compensation prior to our IPO.

Prior to its amendment by the 2017 Tax Cuts and Jobs Act (the “TCJA”), which was enacted December 22, 2017, Section 162(m) disallowed a tax deduction to public companies for compensation paid in excess of $1 million to "covered employees" (generally, such company's chief executive officer and its three other highest paid executive officers other than its chief financial officer). Prior to this amendment, there was an exception to this $1 million limitation for performance-based compensation if certain requirements were met. The TCJA generally amended Section 162(m) to eliminate the exception for performance-based compensation, effective for taxable years following December 31, 2017. The $1 million compensation limit was also expanded to apply to a public company's chief financial officer and apply to certain individuals who were covered employees in years other than the then-current taxable year.

The existing Section 162(m) regulations also provide a transition period for privately held companies that become public. Specifically, the $1 million deduction limit of Section 162(m) does not apply to any remuneration paid pursuant to a compensation plan or agreement that existed during the period in which the company was not publicly held if the plan or agreement was disclosed to investors in connection with the going public transaction. For companies like ours that became publicly held in connection with an initial public offering this transition period generally lasts until the first stockholder meeting that occurs following the close of the third calendar year following the calendar year in which the initial public offering occurred, provided that the relevant plan is not materially modified. As a new public company, we expect to be eligible for transition relief from the deduction limitations imposed under Section 162(m) until our first stockholders meeting at which directors are elected that occurs in 2022. In addition, we reserve the right to award compensation as to which a deduction may be limited under Section 162(m) where we believe it is appropriate to do so. As a result, compensation awards under our 2018 Omnibus Incentive Plan need not be designed to qualify as performance-based compensation for purposes of Section 162(m), and our Compensation Committee may take this into account in determining the terms and conditions of such awards.

In addition to the IPO transition period, pursuant to the TCJA, certain transition relief may apply with respect to compensation paid pursuant to certain contracts in effect as of November 2, 2017. However, ambiguities in the TCJA prevent the Compensation Committee from being able to definitively determine what compensation, if any, payable to the covered employees in excess of $1 million will be deductible in future years.

Although the tax deduction for performance-based compensation has been eliminated, we believe that a strong link between pay and performance is critical to align executive and stockholder interests.  Going forward, the Compensation Committee expects that a meaningful portion of pay for our Named Executive Officers receive will be at risk and subject to the attainment of performance goals.

Separation Agreement

In connection with Mr. White’s termination as Chief Sales and Marketing Officer on October 22, 2018, the Company entered into a separation agreement with Mr. White (the “White Separation Agreement”) in accordance with the terms of his Amended and Restated Employment and Non-Competition Agreement dated April 30, 2018.  Pursuant to the White Separation Agreement, Mr. White was eligible to receive:

•
continued payment of his then-current base salary ($335,000 per year) through November 2, 2018, as well as continued matching of his contributions to the Company’s Nonqualified Deferred Compensation Plan (up to a maximum of $35,000 for the calendar year);

•
severance pay in the form of salary continuation payments equal to his then-current base salary ($335,000 per year) for a period of twelve months following November 2, 2018, which payment is subject to ongoing compliance with restrictive covenants;

•	a prorated portion of any bonus attributable to the fourth-quarter and/or annual bonus under the 2018 STIP ($17,394);
•	COBRA continuation premiums for up to six months; and
•
accelerated vesting of 46,667 performance-based Class A restricted stock units granted in 2016, as well as tax gross-ups on the accelerated restricted stock units ($138,967), consistent with the pre-existing terms of the award.

For details regarding Mr. White’s compensation prior to his separation, see “– Compensation Paid to Our Named Executive Officers.”

Report of the Compensation Committee

The Report of the Compensation Committee shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act.  This Compensation Committee Report also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

The Compensation Committee of the Board of U.S. Xpress Enterprises, Inc. (the "Company") has reviewed and discussed with management the “Compensation Discussion and Analysis” section (as required by Item 402(b) of Regulation S-K of the U.S. Securities and Exchange Commission) contained in this Proxy Statement for the Annual Meeting of Stockholders to be held on May 9, 2019. Based on that review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

Members of the Compensation Committee:
Philip V. Connors, Chair
Jon F. Beizer
Edward “Ned” H. Braman
Dennis A. Nash

Summary Compensation Table

The following table sets forth information concerning the total compensation awarded to, earned by, or paid to our Named Executive Officers for the years ended December 31, 2017 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non‑Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Eric Fuller, President and Chief Executive Officer	2018	750,000	500,000	495,008	495,001	186,058	—	424,922	2,850,989
	2017	706,200	530,100	804,000	96,250	—	—	135,484	2,272,034
Eric Peterson, Chief Financial Officer	2018	440,000	500,000	163,008	163,005	90,538	—	198,923	1,555,474
	2017	434,854	608,850	502,500	68,750	—	—	56,219	1,671,173
Max Fuller, Executive Chairman	2018	1,143,492	—	150,000	150,003	156,269	—	535,263	2,135,027
	2017	1,310,900	780,450	1,005,000	96,250	—	—	309,313	3,501,913
Lisa Quinn Pate, Chief Administrative Officer	2018	480,769	100,000	150,000	150,003	98,966	—	318,903	1,298,641
	2017	565,423	391,750	301,500	82,500	—	—	148,942	1,490,115
Leigh Anne Battersby, Executive Vice President, Corporate General Counsel and Secretary	2018	300,000	100,000	121,504	121,502	40,962	—	13,116	697,084
	2017	285,385	—	—	27,500	—	—	4,050	316,935
John White, Former Chief Sales and Marketing Officer	2018	270,577	250,000	91,008	91,003	32,856	—	599,681	1,335,125
	2017	330,346	—	—	38,500	—	—	70,811	439,657

(1)	For 2018, represents special cash bonuses in recognition of efforts related to our IPO.
(2)	For 2018, represents the grant date fair value of the Class A restricted stock computed in accordance with FASB ASC Topic 718, which was the public offering price of $16.00 per share.
(3)
For 2018, represents the grant date fair value of options to purchase Class A common stock computed in accordance with FASB ASC Topic 718. The grant date fair value was determined using the Black-Scholes valuation model ($6.09 per share).  The assumptions used to calculate these amounts are included in Note 14 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. The options to purchase Class A common stock granted to Mr. White during 2018 were forfeited in November 2018 following his separation.

(4)
For 2018, represents payouts under the 2018 STIP. See “—Compensation Paid to Our Named Executive Officers—2018 Short-Term Incentive Plan” for additional details regarding the payouts under the 2018 STIP.

(5)	None of our Named Executive Officers receive any above-market or preferential earnings in respect of any nonqualified deferred compensation plan.
(6)	Further details are provided in the All Other Compensation Table below.

All Other Compensation Table

The following table describes each component of the "All Other Compensation" column in the Summary Compensation Table.

Name	Year	Automobile Use/Allowance ($)	Company Aircraft Use(4) ($)	Medical Allowance(5) ($)	Life Insurance Premiums ($)	Company 401(k) Match(7) ($)	Company Nonqualified Deferred Compensation Plan Contributions ($)	Tax Gross‑Up(8) ($)	Home Maintenance Services(9) ($)	Severance Benefits(10)	Total ($)
Eric Fuller	2018	7,800(1)	14,258	11,951	7,210	—	—	383,703	—	—	424,922
Eric Peterson	2018	7,800(1)	3,119	18,986	—	4,125	—	164,893	—	—	198,923
Max Fuller	2018	24,267(2)	115,066	13,760	162,000(6)	4,125	—	195,095	20,950	—	535,263
Lisa Quinn Pate	2018	7,800(1)	—	19,213	1,935	4,125	—	285,830	—	—	318,903
Leigh Anne Battersby	2018	6,900(1)	—	2,091	—	4,125	—	—	—	—	13,116
John White	2018	53,000(3)	—	13,578	—	—	32,469	—	—	500,634	599,681

(1)	Represents a cash automobile allowance.
(2)	Represents personal use of a company automobile from January 2018 to October 2018 ($22,467) and a cash automobile allowance starting in October 2018 ($1,800).
(3)	Represents the transfer of the title to a Company car to Mr. White.
(4)	Represents the incremental cost to the Company for personal use of private aircraft based on hourly flight charges and other variable costs incurred by the Company for such use, including variable fuel charges, departure fees, maintenance, and landing fees.
(5)	Represents reimbursement of premiums for medical, dental, and vision insurance for the Named Executive Officer and his or her family.
(6)
Represents payment of premiums for second-to-die life insurance policies insuring the lives of Mr. Max Fuller and his spouse. Pursuant to split-dollar agreements, the Company is entitled to receive repayment of the premiums it paid for such life insurance policies upon the death of the second-to-die of Mr. Max Fuller and his spouse.

(7)	Represents contributions for 2018 made in early 2019.
(8)
Represents tax gross-ups upon the vesting of restricted stock units. Historically, we have included tax gross-up provisions in all of our equity award documents, including equity awards to our Named Executive Officers, due to the lack of liquidity in our common stock to cover recipient’s tax obligations. Our practice of providing tax gross-ups upon the vesting of equity awards was discontinued for equity awards granted after our IPO.

(9)	Represents maintenance services for Mr. Max Fuller’s home provided by employees of the Company. Following our IPO, Mr. Max Fuller began to fully reimburse the Company for such services.
(10)
Represents severance benefits that were paid or became payable to Mr. White pursuant to the White Separation Agreement, which are not included of the other columns of the Summary Compensation Table or All Other Compensation Table, including (i) payment of salary between the separation date of October 22, 2018 and November 2, 2018 ($12,885), (ii) 52 weeks of salary continuation ($335,000), (iii) six months of COBRA continuation payments ($13,782), and (iv) tax gross-ups on the accelerated vesting of 46,667 performance-based Class A restricted stock units granted in 2016 ($138,967), consistent with the pre-existing terms of the award. The amount Mr. White received pursuant to the 2018 STIP is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Narrative to the Summary Compensation Table

See “— Compensation Discussion and Analysis” for a complete description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards Table

The following table sets forth information concerning each grant of an award made to our Named Executive Officers during 2018.

		Estimated Future Payouts Under Non‑Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Eric Fuller	—	93,750	750,000	1,500,000	—	—	—	—
	06/13/18	—	—	—	30,938	—	—	495,008(4)
	06/13/18	—	—	—	—	81,281	16.00	495,001(5)
Eric Peterson	—	44,000	330,000	660,000	—	—	—	—
	06/13/18	—	—	—	10,188	—	—	163,008(4)
	06/13/18	—	—	—	—	26,766	16.00	163,005(5)
Max Fuller	—	86,659	200,000	200,000	—	—	—	—
	06/13/18	—	—	—	9,375	—	—	150,000(4)
	06/13/18	—	—	—	—	24,631	16.00	150,003(5)
Lisa Quinn Pate	—	48,750	365,625	731,250	—	—	—	—
	06/13/18	—	—	—	9,375	—	—	150,000(4)
	06/13/18	—	—	—	—	24,631	16.00	150,003(5)
Leigh Anne Battersby	—	22,500	150,000	300,000	—	—	—	—
	06/13/18	—	—	—	7,594	—	—	121,504(4)
	06/13/18	—	—	—	—	19,951	16.00	121,502(5)
John White	—	25,125	167,500	335,000	—	—	—	—
	06/13/18	—	—	—	5,688	—	—	91,008(4)
	06/13/18	—	—	—	—	14,943	16.00	91,003(5)

(1)
Represents a potential award under the 2018 STIP. The material terms of the 2018 STIP, along with the payouts under 2018 STIP are described under “—Compensation Paid to Our Named Executive Officers — 2018 Short-Term Incentive Plan.”

(2)
Represents Class A restricted stock that will vest in four equal installments on each of June 13, 2019, 2020, 2021, and 2022, subject to continuous employment through the respective vesting date and certain other termination and forfeiture conditions. The Class A restricted stock granted to Mr. White during 2018 was forfeited in November 2018 following his separation.

(3)
Represents options to purchase Class A common stock that will vest in four equal installments on each of June 13, 2019, 2020, 2021, and 2022, subject to continuous employment through the respective vesting date and certain other termination and forfeiture conditions. The options to purchase Class A common stock granted to Mr. White during 2018 were forfeited in November 2018 following his separation.

(4)	Represents the grant date fair value of the Class A restricted stock computed in accordance with FASB ASC Topic 718, which was the public offering price of $16.00 per share.
(5)
Represents the grant date fair value of options to purchase Class A common stock computed in accordance with FASB ASC Topic 718. The grant date fair value was determined using the Black-Scholes valuation model ($6.09 per share). The assumptions used to calculate these amounts are included in Note 14 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

Narrative to Grants of Plan-Based Awards Table

See “— Compensation Discussion and Analysis” for a complete description of the performance targets for payment of incentive awards.

Outstanding Equity Awards at Year-End Table

The following table sets forth information concerning all stock option grants and stock awards held by our Named Executive Officers as of December 31, 2018. All restricted shares that have not vested are subject to certain continued employment, forfeiture, and other provisions.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units or Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Eric Fuller	05/15/14	—	—	—	—	77,775(2)	436,318
	03/14/17	—	—	—	—	320,002(3)	1,795,211
	06/13/18	—	—	—	—	30,938(4)	173,562
	06/13/18	—	81,281(5)	16.00	06/13/28	—	—
Eric Peterson	03/14/17	—	—	—	—	200,004(6)	1,122,022
	06/13/18	—	—	—	—	10,188(4)	57,155
	06/13/18	—	26,766(5)	16.00	06/13/28	—	—
Max Fuller	03/14/17	—	—	—	—	400,003(3)	2,244,017
	06/13/18	—	—	—	—	9,375(4)	52,594
	06/13/18	—	24,631(5)	16.00	06/13/28	—	—
Lisa Quinn Pate	05/15/14	—	—	—	—	77,775(2)	436,318
	03/14/17	—	—	—	—	120,003(3)	673,217
	06/13/18	—	—	—	—	9,375(4)	52,594
	06/13/18	—	24,631(5)	16.00	06/13/28	—	—
Leigh Anne Battersby	06/13/18	—	—	—	—	7,594(4)	42,602
	06/13/18	—	19,951(5)	16.00	06/13/28	—	—
John White(7)	—	—	—	—	—	—	—

(1)
Values are based on the closing market price of our Class A common stock on December 31, 2018, which was $5.61. Our Class B common stock is convertible at any time into Class A common stock at the option of the holder thereof and will automatically do so upon sale of such stock.

(2)	Represents Class B restricted stock units that will vest on May 15, 2019, subject to continuous employment through the vesting date and certain other termination and forfeiture conditions.
(3)
Represents Class B restricted stock units, of which approximately one-sixth vested on March 14, 2019 and approximately one-sixth will vest on each of March 14, 2020, 2021, 2022, 2023, and 2024, subject to continuous employment through the respective vesting date and certain other termination and forfeiture conditions.

(4)
Represents Class A restricted stock that will vest in four equal installments on each of June 13, 2019, 2020, 2021, and 2022, subject to continuous employment through the respective vesting date and certain other termination and forfeiture conditions.

(5)
Represents options to purchase Class A common stock that will vest in four equal installments on each of June 13, 2019, 2020, 2021, and 2022, subject to continuous employment through the respective vesting date and certain other termination and forfeiture conditions.

(6)
Represents Class A restricted stock units, of which approximately one-sixth vested on March 14, 2019 and approximately one-sixth will vest on each of March 14, 2020, 2021, 2022, 2023, and 2024, subject to continuous employment through the respective vesting date and certain other termination and forfeiture conditions.

(7)
Pursuant to the White Separation Agreement, 46,667 performance-based Class A restricted stock units were accelerated to vest on November 20, 2018, and Mr. White’s remaining unvested equity awards were forfeited.

Option Exercises And Stock Vested Table

The following table sets forth certain information concerning the values realized upon exercise of SARs and vesting of restricted stock units during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Eric Fuller	28,000	388,300	131,110	591,400
Eric Peterson	23,333	323,583	56,662	255,589
Max Fuller	37,333	517,733	66,663	300,699
Lisa Quinn Pate	23,333	323,583	97,776	441,040
Leigh Anne Battersby	9,333	129,433	—	—
John White	21,000	291,225	46,667	369,136

(1)
In conjunction with our IPO, all outstanding stock appreciation rights were settled in cash. Value realized was determined by multiplying the number of SARs settled by difference between the exercise price of the SARs and at the public offering price of $16.00.

(2)
Value realized was determined by multiplying the number of shares acquired upon vesting of restricted stock units on March 14, 2018 by approximately $4.51 (the fair value of a share of common stock on March 14, 2018), May 15, 2018 by approximately $4.51 (the fair value of a share of common stock on May 15, 2018), and November 20, 2018 by $7.91 (the closing market price of our Class A common stock on November 19, 2018).

Nonqualified Deferred Compensation Table

Name	Plan	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals and Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Eric Fuller	Nonqualified Plan	—	—	(2,410)	—	98,826
Eric Peterson	Nonqualified Plan	40,130	—	(20,441)	—	179,226
Max Fuller	Nonqualified Plan	—	—	—	—	—
Lisa Quinn Pate	Nonqualified Plan	70,933	—	(4,729)	8,233	67,921
Leigh Anne Battersby	Nonqualified Plan	57,938	—	(9,900)	—	128,949
John White	Nonqualified Plan	33,758	32,469	(1,983)	—	602,358

(1)
These amounts reflect compensation the Named Executive Officers earned in 2018 that they have voluntarily deferred. All amounts reported as contributions are included in the “Salary” column of the Summary Compensation Table.

(2)	These amounts do not include any above‑market or preferential earnings. Accordingly, these amounts are not reported in the Summary Compensation Table.

Each participant is fully vested in the deferred compensation which they contribute under the Nonqualified Plan, including any earnings thereon. Contributions by the Company, including any earnings thereon, are (i) with respect to discretionary credits, fully vested after six years of service with the Company, with vesting in annual 20% increments starting with the second year of service and (ii) with respect to profit sharing credits, fully vested after four years from the date the profit sharing credit is made, with vesting in annual 25% increments. The Company offers a number of reference investments under the Nonqualified Plan. Participants may generally choose the reference investments for their deferred cash compensation at the time they elect to defer compensation and may change the reference investment selections for their existing account balances at any time. The reference investment options offered currently include money market funds, bond funds, blended funds and stock funds. All amounts are considered unfunded and are subject to general creditor claims until actually distributed to the employee. The participant may elect to receive a lump sum distribution or installments of up to 10 years upon the occurrence of separation from service, change in control or disability. The participant would receive a lump sum upon death. The participant may request a withdrawal of a stated amount to cover an eligible unforeseeable emergency. The participant may also create in‑service and education funding accounts with defined distribution dates.

Potential Payments upon Termination or Change in Control

Each of our Named Executive Officers is entitled to certain severance payments and benefits following termination of employment under his or her employment agreement. The employment agreements of each of our Named Executive Officers contain certain restrictive covenants, including non‑competition and non‑solicitation provisions and provisions prohibiting the disclosure of our confidential information. Mr. White was party to employment agreement prior to his separation from the Company. See “– Separation Agreement” for details regarding the benefits Mr. White received upon his separation from the Company.

Termination of Employment Not Involving a Change in Control
Under the amended and restated employment agreements entered into in 2018, in the event any of Mr. Eric Fuller, Mr. Peterson, Mr. Max Fuller or Ms. Pate is terminated by the Company without Cause (as defined in the applicable employment agreement), by the Company or in the event the Company elects not to renew the term of his or her employment or by any such Named Executive Officer for Good Reason (as defined in the applicable employment agreement) (each, a “Qualifying Termination”), the Named Executive Officer will be entitled to: (i) installment payments of the sum of (x) three times his or her base salary plus (y) one and one‑half times the amount of his or her target cash bonus for the year in which the Qualifying Termination occurs; (ii) a prorated portion of the annual cash bonus payable with respect to the year in which the Qualifying Termination occurs, based on the level of actual achievement of the performance goals applicable to such cash bonus, payable if and when annual cash bonuses are paid to other senior executives of the Company; and (iii) COBRA coverage for a period of 36 months from the Qualifying Termination (in the case of Mr. Max Fuller) or 18 months from the Qualifying Termination (in the case of Messrs. Eric Fuller and Peterson and Ms. Pate). All severance payments and benefits to each of Mr. Eric Fuller, Mr. Peterson, Mr. Max Fuller or Ms. Pate are conditioned upon the execution by each such Named Executive Officer of a release of claims in favor of the Company and each such Named Executive Officer’s continued compliance with the restrictive covenants contained in each such Named Executive Officer’s employment agreement.
Under the terms of the amended and restated employment agreement entered into in 2018, in the event a Qualifying Termination, Ms. Battersby would be entitled to two years of continued payment of her base salary and a prorated portion of the annual cash bonus payable to her with respect to the year in which the Qualifying Termination occurs, based on the level of actual achievement of the performance goals applicable to such cash bonus, payable if and when annual cash bonuses are paid to other senior executives of the Company. All severance payments and benefits to Ms. Battersby are conditioned upon the execution by her of a release of claims in favor of the Company and Ms. Battersby’s continued compliance with the restrictive covenants contained in her employment agreement.
Termination of Employment Involving a Change in Control
Under the amended and restated employment agreements entered into in 2018, in the event any of Mr. Eric Fuller, Mr. Peterson, Mr. Max Fuller or Ms. Pate is terminated by the Company without Cause (as defined in the applicable employment agreement), by the Company in the event the Company elects not to renew the term of his or her employment or by any such Named Executive Officer for Good Reason (as defined in the applicable employment agreement), in each case, within 24 months following a Change in Control (as defined in the applicable employment agreement) (each, a “Qualifying Change in Control Termination”), the Named Executive Officer will be entitled to: (i) installment payments of the sum of (x) three times his or her base salary plus (y) one and one‑half times the amount of his or her target cash bonus for (A) the year in which the Qualifying Change in Control Termination occurs or (B) the year immediately preceding the Change in Control, whichever is greater; (ii) his or her target cash bonus, without proration and irrespective of whether performance goals were achieved, for (x) the year in which the Qualifying Change in Control Termination occurs or (y) the year in which the Change in Control occurs, whichever is greater; (iii) COBRA coverage for a period of 36 months from the Qualifying Termination (in the case of Mr. Max Fuller) or 18 months from the Qualifying Termination (in the case of Messrs. Eric Fuller and Peterson and Ms. Pate. All severance payments and benefits to each of Mr. Eric Fuller, Mr. Peterson, Mr. Max Fuller or Ms. Pate are conditioned upon the execution by each such Named Executive Officer of a release of claims in favor of the Company and each such Named Executive Officer’s continued compliance with the restrictive covenants contained in each such Named Executive Officer’s employment agreement.
All equity awards granted to our Named Executive Officers after our IPO include a double trigger provision, which provides for the acceleration of vesting of the equity award following a Change in Control (as defined in the award notice) only when the recipient is terminated by the Company or its successor without Cause (as defined in the award notice) or by such recipient for Good Reason (as defined in the award agreement), in each case, within 365 days following a Change in Control.

Termination of Employment upon Death or Disability
In the event the employment of any of Mr. Eric Fuller, Mr. Peterson, Mr. Max Fuller or Ms. Pate terminates on account of his or her death or disability (as defined in the applicable employment agreement), the Named Executive Officer will be entitled to a lump sum payment of the prorated portion of his or her target annual cash bonus payable with respect to the year in which the death or disability occurs, regardless of whether the performance goals were achieved. In addition, we have an agreement with Mr. Max Fuller that requires us to make payments following his death or disability. Mr. Fuller's agreement provides for continuation of 100% of then-current base salary for five years following the date of his death or disability, 50% of base salary thereafter until the seventh anniversary of his death and 25% of base salary thereafter until the tenth anniversary of his death. We have life insurance policies in the amount of $6.0 million on the life of Mr. Max Fuller that would partially offset this amount. See “Certain Relationships and Related Party Transactions—Management Agreements” for additional information regarding Mr. Fuller’s agreement.
In the event the employment of Ms. Battersby terminates on account of her death, her estate would be entitled to receive continued payment of her then-current base salary for 90 days after her death. In the event the employment of Ms. Battersby terminates on account of her disability, she would be entitled to receive continued payment of her then-current base salary for the lesser of (i) 60 days after her termination due to the disability or (ii) the earliest date she is eligible for long term disability benefits under the Company’s long-term disability plan.
All equity awards granted to our Named Executive Officers after our IPO provide for acceleration of vesting upon death or disability (as defined in the award notice).
Retirement
All equity awards granted to our Named Executive Officers after our IPO include a provision which provides for continued vesting of the equity award on the vesting dates set forth in the award notice upon a retirement (as defined in the award notice), provided that such award had been outstanding for at least 180 days prior to retirement.
Change in Control without a Qualifying Change in Control Termination
Equity awards granted prior to our IPO include a provision which provides for the acceleration of vesting of the equity award upon a Change in Control (as defined in the Restricted Membership Units Plan, as amended).

The following table summarizes the severance benefits that would have been payable to each of the Named Executive Officers upon termination of employment in various circumstances, assuming the triggering event occurred on December 31, 2018:

	Change in Control		Termination of Employment
Name/Form of Compensation	Without Qualifying Change in Control Termination ($)	With Qualifying Change in Control Termination ($)	With Qualifying Termination ($)	Death ($)	Disability ($)
Eric Fuller
Salary Continuation	—	3,375,000	3,375,000	—	—
Annual Bonus	—	750,000	186,058	750,000	750,000
COBRA	—	60,222	60,222	—	—
Accelerated Vesting(1)	2,231,529	2,405,091	—	173,562	173,562
Total	2,231,529	6,590,313	3,621,280	923,562	923,562
Eric Peterson
Salary Continuation	—	1,815,000	1,815,000	—	—
Annual Bonus	—	330,000	90,538	330,000	330,000
COBRA	—	60,222	60,222	—	—
Accelerated Vesting(1)	1,122,022	1,179,177	—	57,155	57,155
Total	1,122,022	3,384,399	1,965,760	387,155	387,155
Max Fuller
Salary Continuation	—	3,983,175	3,300,000	6,750,000	6,750,000
Annual Bonus	—	200,000	156,269	200,000	200,000
COBRA	—	81,745	81,745	—	—
Accelerated Vesting(1)	2,244,017	2,296,611	—	52,594	52,594
Total	2,244,017	6,561,531	3,538,014	7,002,594	7,002,594
Lisa Quinn Pate
Salary Continuation	—	1,846,875	1,748,438	—	—
Annual Bonus	—	365,625	98,966	300,000	300,000
COBRA	—	60,222	60,222	—	—
Accelerated Vesting(1)	1,109,535	1,162,129	—	52,594	52,594
Total	1,109,535	3,434,851	1,907,626	352,594	352,594
Leigh Anne Battersby
Salary Continuation	—	—	600,000	75,000	50,000
Annual Bonus	—	—	40,962	—	—
Accelerated Vesting(1)	—	42,602	—	42,602	42,602
Total	—	42,602	640,962	117,602	92,602

(1)
The value was calculated by multiplying the number of shares underlying accelerated awards by the closing market price of our Class A common stock on December 31, 2018, which was $5.61.  Accelerated stock options were out-of-the-money on December 31, 2018.

Director Compensation

The following table provides information concerning the 2018 compensation of our non-employee directors.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Jon Beizer	25,000	60,005	85,005
Edward “Ned” Braman	32,500	60,005	92,505
Philip Connors	55,000	60,005	115,005
Dennis Nash	25,000	60,005	85,005
John C. Rickel	28,750	60,005	88,755

(1)
Represents the amount of cash compensation earned in 2018 for Board and committee service. Additionally, for Mr. Connors, the amount includes $12,500 in fees earned for service on the board of New Mountain Lake Holdings, LLC, our holding company prior to our IPO.

(2)
Each of our non-employee directors received 4,202 Class A restricted stock units on August 21, 2018. The grant date fair value of the Class A restricted stock units was computed in accordance with FASB ASC Topic 718. The Class A restricted stock units will vest on May 9, 2019 (the date of the Annual Meeting), subject to certain vesting and forfeiture provisions.

Narrative to Director Compensation

FW Cook, our independent compensation consultant, made recommendations with respect to our 2018 director compensation program, which became effective upon our IPO. For 2018, our non-employee directors were eligible to receive an annual cash retainer of $50,000, payable quarterly in arrears, as well as an annual equity award of Class A restricted stock units in an amount equal to $60,000, which vests on the earlier of (i) the one year anniversary of the grant date and (ii) the next annual meeting of stockholders.

In addition, our 2018 director compensation program provided for annual cash retainers for our Lead Independent Director and committee chairs, payable quarterly in arrears, in the following amounts:

•	$25,000 for our Lead Independent Director;
•	$15,000 for the chairperson of our Audit Committee;
•	$10,000 for the chairperson of our Compensation Committee; and
•	$7,500 for the chairperson of our Governance Committee.

Each of our non-employee directors is required to own stock or deferred stock units with a value equal to five times the annual cash retainer portion of the non-employee director compensation program. Our non-employee directors are required to maintain 50% of all after-tax shares from their equity awards until achievement of the stock ownership requirement. All of our non-employee directors currently meet the stock retention guidelines, either by holding the required value of stock or by complying with the retention ratio.

We also paid Mr. Connors $12,500 for service on the board of New Mountain Lake Holdings, LLC, our holding company prior to our IPO.

Directors who are our employees or employees of one of our subsidiaries do not receive compensation for Board or committee service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of the record date of March 11, 2019, the number of shares and percentage of outstanding shares of our Class A and Class B common stock beneficially owned by:

•	each of our directors, director nominees, and Named Executive Officers;
•	all of our executive officers and directors as a group; and
•	each person known to us to beneficially own 5% or more of any class of our Class A common stock or Class B common stock.

	Class A Common Stock(1)		Class B Common Stock(2)		% of Total Voting Power(4)
Name and Address of Beneficial Owner(3)	Amount and Nature of Beneficial Ownership	Percent of Class(4)	Amount and Nature of Beneficial Ownership	Percent of Class(4)
Named Executive Officers:
Eric Fuller(5)	83,598	*	4,245,311	27.3%	19.2%
Eric Peterson(6)	210,853	*	—	—	*
Max Fuller(7)	714,272	2.2%	8,395,102	54.0%	38.4%
Lisa Quinn Pate(8)	109,375	*	2,976,138	19.2%	13.5%
Leigh Anne Battersby(9)	67,187	*	—	—	*
John White(10)	93,000	*	—	—	*
Directors (Non-Officers):
Jon F. Beizer(11)	14,202	*	—	—	*
Edward “Ned” H. Braman(12)	11,702	*	—	—	*
Philip V. Connors(13)	4,202	*	—	—	*
Dennis A. Nash(14)	4,202	*	—	—	*
John C. Rickel(15)	14,202	*	—	—	*
All directors and executive officers as a group (12 persons)(16)	1,389,515	4.2%	15,616,551	100.0%	71.4%
Holders of More than 5%:
Parties subject to the Voting Agreement(17)	907,245	2.7%	15,616,551	100.0%	71.0%
Anna Marie Quinn(18)	2,283,914	6.9%	—	—	2.1%
Patrick Brian Quinn(19)	2,667,409	8.1%	—	—	2.4%
Renee Daly(20)	2,529,533	7.7%	—	—	2.3%
Stephen Craig Fuller(21)	1,835,035	5.6%	—	—	1.6%
Barclays PLC(22)	1,732,362	5.2%	—	—	1.6%
Zimmer Partners, LP(23)	2,774,593	8.4%	—	—	2.5%

*	Less than one percent (1%).
(1)	Class A Common Stock has one vote per share.
(2)	Class B Common Stock has five votes per share.
(3)
The business address of the directors, Named Executive Officers, the other executive officers, Anna Marie Quinn, Patrick Brian Quinn, Renee Daly, and Stephen Craig Fuller is 4080 Jenkins Road, Chattanooga, Tennessee 37421.  The business address of the remaining entities listed in the table above are as follows: (i) Barclays PLC and Barclays Bank PLC, 1 Churchill Place, London, E14 5HP, England, (ii) Barclays Capital Inc., 745 Seventh Avenue, New York, NY 10019, and (iii) Zimmer Partners, LP, Sequentis Financial LLC, Zimmer Partners GP, LLC, and Stuart J. Zimmer, 9 West 57th Street, 33rd Floor, New York, NY 10019,

(4)
Percentage ownership and percentage total voting power is based on 33,180,502 shares of Class A common stock  and 15,616,551 shares of Class B common stock. The 33,180,502 shares of Class A common stock includes (i) 32,897,090 shares of Class A common stock outstanding as of March 11, 2019, (ii) 229,073 shares of restricted Class A common stock subject to certain time vesting provisions, which carry voting rights, and (iii) 54,339 shares of Class A common stock underlying Class A restricted stock units that are scheduled to vest within 60 days March 11, 2019 and are held by persons included in this table. The 15,616,551 shares of Class B common stock includes (i) 15,476,560 shares of Class B common stock outstanding as of March 11, 2019 and (ii) 139,991 shares of Class B common stock underlying Class B restricted stock units that vested on March 14, 2019. Percentage of total voting power represents voting power with respect to all shares of our

Class A common stock and Class B common stock, as a single class.
(5)
Includes (i) 83,598 shares of restricted Class A common stock held directly by Mr. Eric Fuller, (ii) 589,098 shares of Class B common stock held directly by Mr. Eric Fuller, (iii) 53,331 Class B restricted stock units that vested on March 14, 2019, (iv) 1,993,269 shares of Class B common stock held by the Max L. Fuller 2008 Irrevocable Trust FBO William E. Fuller (the “Eric Fuller Trust”), over which Mr. Eric Fuller and his mother, Ms. Janice Fuller, are the co-trustees and have shared dispositive power and Mr. Eric Fuller has sole voting power, and (v) 1,609,613 shares of Class B common stock held by the Max Fuller Family Limited Partnership (the “Fuller Family LP”), over which Mr. Eric Fuller serves as the managing general partner and has sole voting and dispositive power. Mr. Eric Fuller, the Eric Fuller Trust, and the Fuller Family LP are also party to a voting agreement described under footnote 17.

(6)
Includes (i) 149,996 shares of Class A Common Stock held directly by Mr. Peterson, (ii) 33,329 shares of Class A common stock underlying Class A restricted stock units that vested on March 14, 2019, and (iii) 27,528 shares of restricted Class A common stock.

(7)
Includes (i) 25,332 shares of restricted Class A common stock held directly by Mr. Max Fuller, (ii) 688,940 shares of Class A common stock held by Fuller Family Enterprises, LLC (“Fuller Family Enterprises”), over which Mr. Max Fuller and his wife, Ms. Janice Fuller, are the members and have shared dispositive power and Mr. Max Fuller has sole voting power, (iii) 66,663 shares of Class B common stock held directly by Mr. Max Fuller, (iv) 66,663 Class B restricted stock units that vested on March 14, 2019, and (v) 8,261,776 shares of Class B common stock held by Fuller Family Enterprises. In association with a loan related to Fuller Family Enterprises’ purchase of $15.25 million of Class B common stock from Quinn Family Partners, L.P. (the “Quinn Family LP”) following our IPO, Fuller Family Enterprises has negatively pledged 8,261,776 shares of Class B common stock. Mr. Max Fuller, Ms. Janice Fuller, and Fuller Family Enterprises are also party to a voting agreement described under footnote 17.

(8)
Includes (i) 9,375 shares of restricted Class A common stock held directly by Ms. Pate, (ii) 100,000 shares of Class A common stock held directly by Ms. Pate, (iii) 222,222 shares of Class B common stock held directly by Ms. Pate, (iv) 19,997 Class B restricted stock units that vested on March 14, 2019, (v) 2,583,914 shares of Class B common stock held by the Anna Marie Quinn 2012 Irrevocable Trust FBO Lisa M. Pate (the “Lisa Pate Trust”), over which Ms. Pate serves as the sole trustee and has sole voting and dispositive power, and (vi) 150,005 shares of Class B common stock held by Quinn Family LP, over which Ms. Pate serves as the managing general partner and has sole voting and dispositive power. Ms. Pate, the Lisa Pate Trust, and the Quinn Family LP are also party to a voting agreement described under footnote 17.

(9)	Includes (i) 46,667 shares of Class A common stock held directly by Ms. Battersby and (ii) 20,520 shares of restricted Class A common stock.
(10)
This information is based on the 52,021 shares of Class A common stock reported on Mr. White’s last Form 4 filed with the SEC on August 7, 2018, less the 5,688 shares of Class A common stock forfeited upon his separation from the Company, plus the 46,667 shares of Class A common stock underlying Class A restricted stock units which vested upon his separation from the Company.

(11)
Includes (i) 10,000 shares of Class A common stock held directly by Mr. Beizer and (ii) 4,202 shares of Class A common stock underlying unvested restricted stock units that are scheduled to vest in the date of the Annual Meeting.

(12)
Includes (i) 7,500 shares of Class A common stock held directly by Mr. Braman and (ii) 4,202 shares of Class A common stock underlying unvested restricted stock units that are scheduled to vest in the date of the Annual Meeting.

(13)	Includes 4,202 shares of Class A common stock underlying unvested restricted stock units that are scheduled to vest in the date of the Annual Meeting.
(14)	Includes 4,202 shares of Class A common stock underlying unvested restricted stock units that are scheduled to vest in the date of the Annual Meeting.
(15)
Includes (i) 10,000 shares of Class A common stock held directly by Mr. Rickel and (ii) 4,202 shares of Class A common stock underlying unvested restricted stock units that are scheduled to vest in the date of the Annual Meeting.

(16)	Includes 62,720 shares of Class A restricted stock held directly by Mr. Herndon.
(17)
Mr. Eric Fuller, the Eric Fuller Trust, the Fuller Family LP, Mr. Max Fuller, Ms. Janice Fuller, Fuller Family Enterprises, Ms. Pate, the Lisa Pate Trust, and the Quinn Family LP are parties to a voting agreement (the “Voting Agreement”). Under the Voting Agreement, each of Messrs. Eric Fuller and Max Fuller and Mses. Pate and Janice Fuller have granted a successor the right to exercise all of the voting and consent rights of all Class B common stock beneficially owned by him or her upon his or her death or incapacity. Mr. Eric Fuller and Ms. Janice Fuller have each initially designated Mr. Max Fuller as his or her proxy and Mr. Max Fuller and Ms. Pate have each initially designated Mr. Eric Fuller as his or her proxy, in each case, if and for so long as such person remains qualified. To be qualified to serve as a successor, the potential successor must both (i) be active in the management of the Company or serving on our Board at the time of and during the period of service as successor and (ii) own (or hold) shares of Class B common stock or be the beneficiary of a trust or other entity that holds Class B common stock on behalf of the potential successor at the time of and during the period of service as a successor. For each of Messrs. Eric Fuller and Max Fuller and Mses. Pate and Janice Fuller, if no successor is qualified at the time of death or incapacity, then there will be no successor under the Voting Agreement. Additionally, during the term of the Voting Agreement, any voting control Ms. Janice Fuller would otherwise have with respect to shares of Class B common stock covered by the Voting Agreement will be exercised by Mr. Max Fuller until his death or incapacity, and then will pass in the order of succession under the Voting Agreement. The Voting Agreement will continue in effect until the earliest of the following: (i) June 13, 2033, (ii) none of Messrs. Eric Fuller and Max Fuller and Mses. Pate and Janice Fuller holds Class B common stock, (iii) at such time as no individual named as a successor is qualified to be a successor, and (iv) the Voting Agreement is terminated by all parties to the Voting Agreement. The Voting Agreement includes (i) 589,098 shares of Class B common stock held directly by Mr. Eric Fuller, (ii) 53,331 Class B restricted stock units held by Mr. Eric Fuller that vested on March 14, 2019, (iii) 1,993,269 shares of Class B common stock held by the Eric Fuller Trust, (iv) 1,609,613 shares of Class B common stock held by the Fuller Family LP, (v) 66,663 shares of Class B common stock held directly by Mr. Max Fuller, (iv) 66,663 Class B restricted stock units held by Mr. Max Fuller that vested on March 14, 2019, (v) 8,261,776 shares of Class B common stock held by Fuller Family Enterprises, (vi) 222,222 shares of Class B common stock held directly by Ms. Pate, (vi) 19,997 Class B restricted stock units held by Ms. Pate that vested on March 14, 2019, (vii) 2,583,914 shares of Class B common stock held by the Lisa Pate Trust, and (viii) 150,005 shares of Class B common stock held by the Quinn Family LP. As a result of the Voting Agreement, Mr. Eric Fuller, the Eric Fuller Trust, the Fuller Family LP, Mr. Max Fuller, Ms. Janice Fuller, Fuller Family Enterprises, Ms. Pate, the Lisa Pate Trust, and the Quinn Family LP may be deemed to be a “group” under Section 13 of the Exchange Act. Therefore, this item also includes (i) 83,598 shares of restricted Class A common stock held directly by Mr. Eric Fuller, (ii) 25,332 shares of restricted Class A common stock held directly by Mr. Max Fuller, (iii) 688,940 shares of Class A common stock held by Fuller Family Enterprises, (iv) 9,375 shares of restricted Class A common stock held directly by Ms. Pate, and (v) 100,000 shares of Class A common stock held directly by Ms. Pate.
(18)
Includes 2,283,914 shares of Class A common stock held by various trusts over which Ms. Quinn serves as the sole trustee and has sole voting and dispositive power, but none of which held 5% or more of the shares of Class A common stock.

(19)
Includes (i) 2,429,533 shares of Class A common stock held by the Anna Marie Quinn 2012 Irrevocable Trust FBO Patrick Brian Quinn, over which Mr. Quinn serves as the sole trustee and has sole voting and dispositive power, as of December 31, 2018 and (ii) 237,876 shares of Class A common stock held directly by Mr. Quinn.

(20)
Includes 2,529,533 shares of Class A common stock held by the Anna Marie Quinn 2012 Irrevocable Trust FBO Renee A. Daly, over which Ms. Daly serves as the sole trustee and has sole voting and dispositive power.

(21)
Includes 1,835,035 shares of Class A common stock held by the Max L. Fuller 2008 Irrevocable Trust FBO Stephen C. Fuller, over which Stephen Craig Fuller serves as the sole trustee and has sole voting and dispositive power.

(22)
This information is based solely on a report on Schedule 13G filed with the SEC on February 14, 2019, by Barclays PLC, Barclays Capital Inc., and Barclays Bank PLC. Barclays PLC has sole voting power with respect to 1,732,362 shares of Class A common stock, shared voting power with respect to no shares, sole dispositive power with respect to 1,732,362 shares of Class A common stock, and shared dispositive power with respect to no shares. Barclays Capital Inc. has sole voting power with respect to 4,092 shares of Class A common stock, shared voting power with respect to no shares, sole dispositive power with respect to 4,092 shares of Class A common stock, and shared dispositive power with respect to no shares. Barclays Bank PLC has sole voting power with respect to 1,728,270 shares of Class A common stock, shared voting power with respect to no shares, sole dispositive power with respect to 1,728,270 shares of Class A common stock, and shared dispositive power with respect to no shares.  Information is as of December 31, 2018.

(23)
This information is based solely on a report on Schedule 13G filed with the SEC on February 6, 2019, by Zimmer Partners, LP, Sequentis Financial LLC, Zimmer Partners GP, LLC, and Stuart J. Zimmer. Each of Zimmer Partners, LP, Sequentis Financial LLC, Zimmer Partners GP, LLC, and Stuart J. Zimmer has sole voting power with respect to no shares, shared voting power with respect to 2,774,593 shares of Class A common stock, sole dispositive power with respect to no shares,  and shared dispositive power with respect to 2,774,593 shares of Class A common stock. Information is as of December 31, 2018.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our Related Party Transaction Policy (the “Policy”), our Audit Committee must review and approve all transactions between certain related parties and us. Our Corporate General Counsel may refer a potential Related Party Transaction to the Audit Committee as these transactions are reported to her and upon the determination by the Corporate General Counsel that such transaction may constitute a Related Party Transaction.

Pursuant to the Policy, our Audit Committee must review and approve in advance any transaction, or any proposed transaction, in which we were or are to be a participant and the amount involved exceeds or is expected to exceed $120,000, and in which any "related person" (as that term is defined in Instruction 1 to Item 404(a) of SEC Regulation S-K) had or will have a direct or indirect material interest, referred to as a "related party transaction."  Each director, nominee for director, and executive officer is responsible for providing prompt written notice to the Corporate General Counsel of any potential Related Party Transaction involving covered related persons. All such transactions must be reviewed and preapproved by our Audit Committee. No director may participate in any discussion or approval of a related party transaction for which he or she, or his or her relative, is a related party, but may participate in all or a portion of the Audit Committee’s discussions of the Related Party Transaction if requested by the chairperson of the Audit Committee.

The following is a description of each transaction that has occurred during 2018, and currently proposed transaction in which:

•	we have been or are to be a participant;
•	the amount involved exceeded or will exceed $120,000; and
•
any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or any member of their immediate family or person sharing their household had or will have a direct or indirect material interest.

Q&F Realty LLC

Since 1995, we have leased our Tunnel Hill, Georgia facility from Q&F Realty LLC (“Q&F Realty”), an entity owned by Anna Marie Quinn, widow of our co-founder Patrick Quinn, certain Quinn family trusts, Max Fuller, our Executive Chairman, and certain Fuller family trusts.  The lease was set to expire in 2020, subject to automatic renewal.  We made rental payments of approximately $0.5 million during 2018.  After our IPO in June 2018, we purchased this property from Q&F Realty for $7.5 million, which property was appraised by an independent third-party appraiser at $8.5 million.

DriverTech

We utilize DriverTech, a provider of onboard computers designed for in-cab use and related software for the trucking industry, to maximize communication with and training of our drivers.  As of December 31, 2018, the Company, Max Fuller, and the estate of Patrick Quinn owned approximately 27.93%, 8.08%, and 8.08%, respectively, of the outstanding stock of DriverTech. Our total payments to this provider were approximately $1.5 million in 2018.

XPLP

XPLP was formed in 2008 by Max Fuller, the Quinn family, and Ray Harlin, our former Chief Financial Officer.  Mr. Fuller (through Fuller Family Enterprises) owns approximately 79.1%, the estate of Patrick Quinn owns approximately 15.3%, and Mr. Harlin owns approximately 5.6% of XPLP, respectively.  XPLP was formed for the sole purpose of acquiring and holding a participation interest in a former term loan facility, which was converted into an $18.0 million term note (as amended, the “2007 Restated Term Note”).  The 2007 Restated Term Note was unsecured, subordinated to our then-existing term loan facility and revolving credit facility, matured in November 2020, and beared interest at a rate per annum calculated as if the highest applicable margin under our then-existing term loan facility were in effect.  Interest payments associated with the 2007 Restated Term Note were approximately $8.6 million in 2018.  Interest on the 2007 Restated Term Note was paid in kind, adding to the outstanding principal amount of the note. The remaining balance, approximately $26.0 million, was repaid with the proceeds from our IPO.

Related Employees

We have employed Brian Quinn, brother of Ms. Pate, and Carol Quinn, spouse of Mr. Brian Quinn, since 1994 and 2010, respectively. Mr. Brian Quinn is employed as the Vice President and General Manager of International Operations and Carol Quinn serves as Vice President of Risk Management. Payments to Mr. Brian Quinn and Ms. Carol Quinn totaled approximately $0.5 million and $0.2 million, respectively, in 2018. We also employed Michael White, son of John White, as a Director of Brokerage Fleet Operations. Payments to Mr. Michael White totaled approximately $0.2 million in 2018.

We contract with Nancy Landreth, Max Fuller’s sister, to operate our Company merchandise stores, including purchasing Company merchandise store inventory from Ms. Landreth. We paid Ms. Landreth approximately $1.3 million in 2018, which includes purchases of Company merchandise products.

Management Agreements

We entered into agreements with Mr. Max Fuller and, prior to his death in 2011, Mr. Patrick Quinn that require us to make certain payments following death or disability. Mr. Quinn’s agreement, as amended, provides for continuation of 100% of base salary ($1.0 million per year) through the fifth anniversary of his death, 50% of base salary thereafter until the seventh anniversary of his death and 25% of base salary thereafter until the tenth anniversary of his death. We paid approximately $0.5 million to Mr. Quinn’s surviving spouse under this agreement in 2018. We received approximately $4.7 million in gross life insurance proceeds upon Mr. Quinn’s death, which included approximately $0.6 million of accumulated cash value, that partially offset payments we have made under this agreement. Mr. Max Fuller’s agreement, as amended, provides for continuation of 100% of then-current base salary for five years following the date of his death or disability, 50% of base salary thereafter until the seventh anniversary of his death and 25% of base salary thereafter until the tenth anniversary of his death. We have life insurance policies in the amount of $6.0 million on the life of Mr. Max Fuller that would partially offset this amount.

During 2018, we paid $0.2 million in premiums for second-to-die life insurance policies insuring the life of Mr. Quinn’s surviving spouse. We also paid premiums for second-to-die life insurance policies insuring the lives of Mr. Max Fuller and his spouse, the payment of which is disclosed in the Summary Compensation Table. Pursuant to split-dollar agreements, the Company is entitled to receive repayment of the premiums it paid for such life insurance policies upon the death of Mr. Quinn’s surviving spouse and upon the death of the second-to-die of Mr. Max Fuller and his spouse.

Stockholders’ Agreement

We have entered into a stockholders’ agreement with certain of our stockholders who are members of the Fuller and Quinn families (or trusts for the benefit of any of them or entities owned by any of them). The stockholders’ agreement prohibits a party thereto from transferring its shares of our common stock, except:

•	in a registered offering;
•	in a sale pursuant to Rule 144 and in accordance with certain additional volume limitations imposed by the stockholders’ agreement;
•	for certain permitted transfers to specified transferees who agree to be bound by the terms of the stockholders’ agreement; and
•	in certain block sales.

The foregoing description is a summary of the material terms of the stockholders’ agreement. Because this description is only a summary, refer to the document in its entirety, which is an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

Registration Rights Agreement

We have entered into a registration rights agreement with certain members of the Fuller and Quinn families (or trusts for the benefit of any of them or entities owned by any of them), pursuant to which such persons are entitled to demand the registration of or the sale of certain or all of our common stock that they beneficially own (the “Registration Rights Agreement”). Among other things, under the terms of the Registration Rights Agreement:

•
if we propose to file certain types of registration statements under the Securities Act with respect to an offering of equity securities, we will be required to use our commercially reasonable efforts to offer the other parties to the Registration Rights Agreement, if any, the opportunity to register the sale of all or part of their shares on the terms and conditions set forth in the Registration Rights Agreement (customarily known as “piggyback rights”); and

•
the other parties to the Registration Rights Agreement have the right, subject to certain conditions and exceptions, to request that we file registration statements with the Securities and Exchange Commission for one or more underwritten offerings of all or part of our common stock that they beneficially own and the Company is required to use commercially reasonable efforts to cause any such registration statements to be filed with the Securities and Exchange Commission and become effective.

All expenses of registration under the Registration Rights Agreement, including the legal fees of one counsel retained by or on behalf of the selling stockholders, will be paid by us.  Each selling stockholder will pay its portion of all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of such selling stockholder’s stock pursuant to any such registration.

The registration rights granted in the Registration Rights Agreement are subject to customary restrictions such as minimums, blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering as reasonably advised by the managing underwriter.  The Registration Rights Agreement also contains customary indemnification and contribution provisions.  The foregoing description is a summary of the material terms of the Registration Rights Agreement.  Because this description is only a summary, refer to the entire document, which is an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

PROPOSAL 2 – ADVISORY AND NON-BINDING RESOLUTION ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are including in this Proxy Statement a separate resolution, subject to stockholder vote, to approve, in a non-binding vote, the compensation of our Named Executive Officers as disclosed on pages 13 to 31.  In Proposal 3 below, we recommend that stockholders vote to hold such non-binding votes every year.

As described in more detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective		How Our Executive Compensation Program Achieves This Objective
Attract and retain our Named Executive Officers	•	We provide fixed cash compensation to provide stability that allows our Named Executive Officers to focus on achievement of business objectives.
Focus and motivate our Named Executive Officers to achieve corporate annual financial goals	•	Annual and quarterly performance based cash bonuses for each of our Named Executive Officers are based on corporate quarterly and annual goals. Starting in 2019, cash bonuses will be based solely on annual goals.
Enhance executives' incentives to increase our stock price and focus on the long-term interests of our stockholders.	•	We incorporate cash and equity compensation components into our plan to provide incentives for short-term and long-term objectives.
		o	Quarterly and annual cash incentives based on targets with objective, measurable criteria keep management focused on near-term results.
		o	The equity compensation component, which includes awards of stock options and restricted stock grants, is designed to (i) balance the performance-based nature of stock options with the stockholder-aligned retentive value restricted stock, (ii) be sensitive to share usage and dilution, (iii) drive a long-term focus through stock options which have a ten-year term and (iv) recognize that senior executives should have a greater portion of their pay at-risk than lower level employees.
	•	We attempt to keep base salaries reasonable and weight overall compensation toward incentive and equity-based compensation.
	•	We have stock retention guidelines to further align the interests of Named Executive Officers with the interests of our stockholders.

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 13 of this Proxy Statement for more information on our executive compensation policies and procedures.  The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals.

Accordingly, we are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal 2:

"RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company's Named Executive Officers, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes, and narrative discussion in this Proxy Statement for the Company's 2019 Annual Meeting of Stockholders."

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board.  Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. We anticipate the next “say-on-pay” vote will be held during our 2020 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADVISORY APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Stockholders are being provided an opportunity to vote on how frequently they believe we should hold an advisory vote to approve the compensation of our named executive officers in the future. The frequency options are to hold the advisory vote to approve such compensation each year, every two years, or every three years.

Our Board recommends that you vote for a frequency of every year (“one year”).  We believe an annual advisory vote on the compensation of our Named Executive Officers will allow us to obtain information on stockholders’ views of the compensation of our Named Executive Officers on a more consistent basis.  In addition, we believe an annual advisory vote on the compensation of our Named Executive Officers will provide our Board and the Compensation Committee with frequent input from stockholder on our compensation programs for our Named Executive Officers.  Finally, we believe an annual advisory vote on the compensation of our Named Executive Officers promotes corporate transparency while also allowing stockholders to provide frequent direct input on our compensation philosophy, policies, and programs.

When voting on this advisory vote on the frequency of the advisory vote on the compensation of our Named Executive Officers, stockholders should understand that they are not voting “for” or “against” the recommendation of our Board to hold the advisory vote every year. Rather, stockholders will have the option to choose whether to approve holding future advisory votes on the compensation of our Named Executive Officers every one, two, or three years, or to abstain entirely from voting on the matter.  Shares of Class A common stock and Class B common stock represented by executed, but unmarked proxies will be voted for holding the advisory vote on the compensation of our Named Executive Officers every year; provided that, if you hold your shares of our Class A common stock or Class B common stock through a broker-dealer, bank nominee, custodian, or other securities intermediary, the intermediary will not vote on those shares for any frequency unless you give the intermediary specific voting instructions on a timely basis directing the intermediary to vote for such frequency.  The particular frequency of the advisory vote on the compensation of our Named Executive Officers receiving the greatest number of votes cast for such frequency will be considered by our Board as the stockholders’ recommendation as to the frequency of future stockholder advisory votes on the compensation of our Named Executive Officers.  However, the outcome of this vote on the frequency of future stockholder advisory votes on the compensation of our Named Executive Officers is advisory and not binding on us or our Board.  Accordingly, our Board may choose to hold the advisory vote on the compensation of our Named Executive Officers on a more or less frequent basis than the frequency recommended by stockholders.  Nevertheless, our Board will review and consider the outcome of this vote when making its determination as to the frequency of future advisory stockholder votes on the compensation of our Named Executive Officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE OF “ONE YEAR” FOR THE FREQUENCY OF CONDUCTING FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The principal independent registered public accounting firm utilized by us during 2018 was PricewaterhouseCoopers LLP (“PWC”).  PWC has served as our independent registered public accounting firm since 2015.  A representative of PWC is expected to be present at the Annual Meeting and to be available to respond to appropriate questions.  PWC's representative will have an opportunity to make a statement at the Annual Meeting should he or she desire to do so.

PWC billed us the following amounts for services provided in the following categories during the years ended December 31, 2018 and 2017:

	2018	2017
Audit Fees(1)	$2,929,509	$1,210,282
Audit-Related Fees(2)	258,746	65,000
Tax Fees(3)	72,783	51,440
All Other Fees(4)	2,783	1,800
Total	$3,263,821	$1,328,522

(1)	Audit fees consist of fees for (i) the audits of our annual financial statements included in our Annual

Report on Form 10-K for 2018 and review of the interim financial statements included in our Quarterly Reports on Form 10-Q in 2018, (ii) the filing of our registration statement on Form S-1 related to our IPO, and (iii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years.
(2)
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements and are not reported under Audit Fees. The audit-related fees for 2018 relate to an internal control review and accounting research and consultation. The audit-related fees for 2017 relate to accounting research and consultation.

(3)
Tax fees reflect all services, except those services specifically related to the audit of the financial statements; performed by the independent registered public accounting firm’s tax personnel. The tax fees for 2018 and 2017 primarily include services in connection with international and U.S. tax compliance matters.

(4)
All Other Fees reflect the aggregate fees billed for products and services provided by PWC, other than audit fees, audit-related fees, and tax fees.  The all other fees for 2018 and 2017 were for access to PWC’s research tools and subscription services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee maintains a policy pursuant to which the Audit Committee Chair reviews all audit services and permitted non-audit services to be performed by our independent registered public accounting firm in order to assure that the provision of such services is compatible with maintaining the firm's independence, with the Audit Committee retaining the authority to make the final decision.  Under this policy, the Audit Committee pre-approves specific types or categories of engagements constituting audit, audit-related, tax, or other permissible non-audit services to be provided by our principal independent registered public accounting firm.  Pre-approval of an engagement for a specific type or category of services generally is provided for up to one year and typically is subject to a budget comprised of a range of anticipated fee amounts for the engagement.  Management and the principal independent registered public accounting firm are required to periodically report to the Audit Committee regarding the extent of services provided by the principal independent registered public accounting firm in accordance with the annual pre-approval, and the fees for the services performed to date.  To the extent that management believes that a new service or the expansion of a current service provided by the principal independent registered public accounting firm is necessary or desirable, such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of the principal independent registered public accounting firm to render such services.  No audit-related, tax, or other non-audit services were approved by the Audit Committee pursuant to the de minimis exception to the pre-approval requirement under Rule 2‑01(c)(7)(i)(C), of SEC Regulation S-X during the year ended December 31, 2018.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PWC as the Company's independent registered public accounting firm for the year ending December 31, 2019.  PWC served as the Company's independent registered public accounting firm for 2018, and the services it provided to the Company and its subsidiaries in 2018 are described under Relationship with Independent Registered Public Accounting Firm above.

We are asking our stockholders to ratify the appointment of PWC as our independent registered public accounting firm for the year ending December 31, 2019.  Each proxy will be voted as directed on each proxy card; or in the absence of contrary instructions, each proxy will be voted for the ratification of PWC.  Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PWC to our stockholders for ratification as a matter of good corporate practice.  The Audit Committee will reconsider the appointment if not ratified. Even if the appointment is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

GENERAL INFORMATION

This Notice of Meeting and Proxy Statement are furnished in connection with the solicitation of proxies from the stockholders of U.S. Xpress Enterprises, Inc., a Nevada corporation, to be voted at the Annual Meeting, which will be held at our principal executive office, 4080 Jenkins Road, Chattanooga, Tennessee 37421, at 11:00 a.m. Eastern Daylight Time, on Thursday, May 9, 2019, and any adjournment thereof.

Proxy Materials

A Notice of Internet Availability of Proxy Materials (the “Internet Notice”) were first sent on March 29, 2019, to stockholders of record of our Class A common stock and Class B common stock at the close of business on March 11, 2019 (the “Record Date”). The Internet Notice will instruct you as to how you may access and review the proxy materials, as well as how you request a printed copy of the Proxy Statement. This Proxy Statement, the proxy card, and our Annual Report to Stockholders for the fiscal year ended December 31, 2018 (our “2018 Annual Report”), which collectively comprise our “proxy materials,” are first being made available to stockholders on March 29, 2019. Our proxy materials are also available free of charge at http://www.astproxyportal.com/ast/22219/.

Voting Requirements and Board Recommendations

Proposal Number	Description	Board Recommendation	Vote Required for Approval	Effect of Abstentions(2)	Effect of Broker Non-Vote(3)
1	Election of directors	FOR	Plurality of votes cast(1)	No effect	No effect
2	Advisory and non-binding vote to approve Named Executive Officer compensation	FOR	Majority of the shares represented at the meeting and entitled to vote	Same effect as a vote “Against”	No effect
3	Advisory and non-binding vote on the frequency of executive compensation advisory and non-binding votes	ONE YEAR	The option that receives the affirmative vote of a majority of shares represented at the meeting and entitled to vote	No effect	No effect
4	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019	FOR	Majority of the shares represented at the meeting and entitled to vote	Same effect as a vote “Against”	Discretionary vote of broker

(1)	The eight director nominees receiving the highest number of votes for their election will be elected.
(2)	"Abstentions" are shares that are entitled to vote but that are not voted at the direction of the holder.
(3)	"Broker non-votes" are shares that are not voted by a broker or other record holder due to the absence of instructions from the beneficial owner.

Quorum Requirement

In order to transact business at the Annual Meeting, a quorum must be present.  A quorum is present if the holders of a majority of the issued and outstanding Class A and Class B common stock entitled to vote are represented at the Annual Meeting in person or by proxy.  Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

Voting by Proxy

When a proxy is executed and returned (and not revoked) prior to the Annual Meeting, the proxy will be voted according to the instructions the stockholder made when granting the proxy.  Unless otherwise specified or if no choice is indicated on a proxy, all proxies received pursuant to this solicitation will be voted in accordance with the recommendations by our Board.

If you do not provide voting instructions on Proposals 1, 2, 3, or 4 or for any other matters properly presented at the Annual Meeting, your proxy also gives such persons the discretionary authority to vote your shares represented thereby as recommended above by the Board and in accordance with any such person's best judgment.  In the event any director nominee becomes unwilling or unable to serve as a director prior to the vote on Proposal 1 at the Annual Meeting, the shares represented by your proxy will be voted for any substitute nominee designated by the Board, unless you expressly withhold authority to vote your shares for the unavailable nominee or substitute nominee. None of the proposals discussed in this Proxy Statement that are intended to be acted upon at the Annual Meeting are related to or conditioned upon the approval of any other matters.

Record Date and Voting Rights

The Record Date for the Annual Meeting is March 11, 2019.  Only stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting, either in person or by valid proxy.  Holders of Class A common stock are entitled to one vote for each share held.  Holders of Class B common stock are entitled to five votes for each share held.  If any person other than Messrs. Max Fuller and Eric Fuller and Ms. Lisa Quinn Pate (collectively, the “Qualifying Stockholders”) (or certain trusts for the benefit of any of them or their family members or certain entities owned by any of them or their family members) obtains beneficial ownership of shares of Class B common stock, then such shares of Class B common stock will immediately and automatically convert into shares of Class A common stock on a one-for-one basis.  Additionally, each share of Class B common stock immediately and automatically converts into an equal number of shares of Class A common stock on the last day of the first calendar quarter during which the outstanding shares of Class B common stock shall constitute less than ten percent of all of our outstanding common stock.  After the conversion of shares of Class B common stock into shares of Class A common stock under the occurrence of either event described above, the holders of such converted shares will be entitled to one vote per share.  The Class A common stock and Class B common stock vote together as a single class, except as otherwise required by applicable law and except that a separate vote of the holders of Class B common stock is required for: any amendment of our Articles of Incorporation or Bylaws that modifies the voting, conversion, or other powers, preferences, other special rights or privileges, or restrictions of the Class B common stock; or any reclassification of outstanding shares of Class A common stock into shares having rights as to dividends or liquidation that are senior to the Class B common stock or the right to more than one vote for each share thereof.  We have no other class of stock outstanding.  Holders of Class A common stock and Class B common stock are not entitled to cumulative voting in the election of directors.  On the Record Date, the closing market price of our Class A common stock as reported on The New York Stock Exchange was $8.52 per share.

On the Record Date, there were issued and outstanding (i) 33,126,163 shares of Class A common stock (including 229,073 shares of restricted Class A common stock subject to certain time vesting provisions, which carry voting rights), entitled to cast an aggregate 33,126,163 votes on all matters subject to a vote at the Annual Meeting and (ii) 15,476,560 shares of Class B common stock, entitled to cast an aggregate 77,382,800 votes on all matters subject to a vote at the Annual Meeting.  The total number of shares of our Class A common stock and Class B common stock issued and outstanding on the Record Date was approximately 48,602,723 and the holders of such shares are entitled to cast an aggregate of 110,508,963 votes on all matters subject to a vote at the Annual Meeting.  The Inspector of Elections will tabulate votes cast at the Annual Meeting, and the results of all items voted upon will be announced at the Annual Meeting.  We will also disclose the final voting results in a Current Report on Form 8-K filed with the SEC in accordance with SEC rules.

Voting Instructions

Your type of stock ownership determines the method by which you may vote your shares.  If your shares are registered directly in your name in the stock register and stock transfer books of the Company or with our transfer agent (American Stock Transfer & Trust Company, LLC), you are a "registered holder" and considered the stockholder of record with respect to those shares.  If you hold your shares through a broker, rather than holding shares registered directly in your name, you are considered a "beneficial owner" of shares held in street name.  Beneficial owners have the right to instruct their broker how to vote the shares held in their account.

If you are a registered holder of record of our Class A common stock, you may vote your shares either:

•	over the telephone by calling a toll-free number;
•	by using the Internet and visiting the designated website;
•	by mailing your proxy card; or
•	in person at the Annual Meeting by notifying and obtaining a ballot from the Inspector of Elections prior to the occurrence of any votes.

Registered holders of our Class B stock may vote either:

•	by mailing your proxy card; or
•	in person at the Annual Meeting by notifying and obtaining a ballot from the Inspector of Elections prior to the occurrence of any votes.

For 2019, we have arranged for telephone and Internet-voting procedures to be used.  These procedures have been designed to authenticate your identity, to allow you to give instructions, and to confirm that those instructions have been recorded properly.  If you choose to vote by telephone or by using the Internet by accessing the designated website, please refer to the specific instructions on the proxy card.  The deadline for voting by telephone or the Internet is 11:00 a.m. Eastern Daylight Time on Thursday, May 9, 2019.  If you wish to vote using the proxy card, please complete, sign, and date your proxy card and return it to us before the Annual Meeting.

Beneficial owners who hold their shares in street name will need to obtain a voting instruction form from the broker or institution that holds their stock and must follow the voting instructions given by that broker or institution. If you do not provide voting instructions to your broker, whether your shares can be voted on your behalf depends on the type of item being considered for vote. Under NYSE rules, brokers are permitted to exercise discretionary voting authority only on “routine” matters. Therefore, your broker may vote on Proposal 4 (“Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019”) even if you do not provide voting instructions, because it is considered a routine matter. Your broker is not permitted to vote on the other Proposals if you do not provide voting instructions because those items involve matters that are considered non-routine. A beneficial owner of shares may not vote in person at the Annual Meeting unless they obtain from their broker or institution a legal proxy that gives them the right to vote the shares.

Changing Your Vote

Returning a proxy card now will not interfere with your right to attend the Annual Meeting or to vote your shares personally at the Annual Meeting, if you wish to do so.  Stockholders who execute and return proxies may revoke them at any time before they are exercised during the call to vote by either:

•	giving written notice of their revocation to our Executive Vice President, Corporate General Counsel, and Secretary at our principal executive office address;
•	executing a subsequent proxy and delivering it to our Executive Vice President, Corporate General Counsel, and Secretary;
•	re-voting by telephone or Internet; or
•	attending the Annual Meeting and voting in person.

Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

Costs of Solicitation

We will bear the cost of solicitation of proxies, which we expect to be nominal, and we will include reimbursements for the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of our outstanding common stock.  Proxies will be solicited by mail, and may be solicited personally by directors, officers, and our regular employees, who will not receive any additional compensation for any such services.

Stockholder Proposals

To be eligible for inclusion in our proxy materials relating to our 2020 Annual Meeting of Stockholders, stockholder proposals intended to be presented at that meeting must be in writing and received by us at our principal executive office on or before November 30, 2019.  However, if the date of the 2020 Annual Meeting of Stockholders is more than 30 days before or after May 9, 2020, then the deadline for submitting any such stockholder proposal for inclusion in the proxy materials relating to the 2020 Annual Meeting of Stockholders will be a reasonable time before we begin to print or mail such proxy materials.  The inclusion of any such stockholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a‑8.

If, pursuant to our bylaws, any stockholder intends to present a proposal at the 2020 Annual Meeting of Stockholders without inclusion of such proposal in our proxy materials, we must receive notice of such proposal no earlier than January 10, 2020 and no later than February 9, 2020. Any notice received prior to January 10, 2020 or after February 9, 2020 is untimely. However, if the date of the 2020 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after May 9, 2020, notice by the stockholder in order to be timely must be received no earlier than the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

Proposals must concern a matter that may be properly considered and acted upon at the Annual Meeting of Stockholders in accordance with applicable laws and regulations and our bylaws, committee charters and policies, and must otherwise comply with Rule 14a-8 of the Exchange Act and we reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these requirements.

Written copies of all stockholder proposals should be addressed and sent to Leigh Anne Battersby, Executive Vice President, Corporate General Counsel, and Secretary; U.S. Xpress Enterprises, Inc.; 4080 Jenkins Road; Chattanooga, Tennessee 37421.  Stockholder proposals must comply with the rules and regulations of the SEC.

OTHER MATTERS

As of the mailing date of this Proxy Statement, the Board does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.  As to other business (if any) that may properly be brought before the Annual Meeting, we intend that proxies solicited by the Board will be voted in accordance with the best judgment of those voting the proxies.

U.S. Xpress Enterprises, Inc.
/s/ Max Fuller
Max Fuller
Executive Chairman of the Board
March 29, 2019

ANNUAL MEETING OF STOCKHOLDERS OF

U.S. XPRESS ENTERPRISES, INC.
May 9, 2019

GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, proxy card, and Annual Report are available at - http://www.astproxyportal.com/ast/22219/

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

 Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 4, AND FOR ONE YEAR ON PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:				FOR	AGAINST	ABSTAIN
		NOMINEES:	2. Advisory vote to approve the compensation of the Named Executive Officers.	☐	☐	☐
☐	FOR ALL NOMINEES	Jon F. Beizer Edward "Ned" H. Braman Philip V. Connors	1 year	2 years	3 years	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	Eric Fuller Max Fuller Dennis A. Nash	3. Advisory vote on the frequency of future advisory votes on the compensation of Named Executive Officers. ☐	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)	Lisa Quinn Pate John C. Rickel		FOR	AGAINST	ABSTAIN
			4. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal year 2019.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder.

If no direction is made, this proxy will be voted FOR all of the nominees listed in Proposal 1, FOR Proposals 2 and 4, and for ONE YEAR on Proposal 3.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

U.S. XPRESS ENTERPRISES, INC.
Proxy for Annual Meeting of Stockholders on May 9, 2019
Solicited on Behalf of the Board of Directors

          The undersigned hereby appoints Eric Fuller, Eric Peterson, and Max Fuller, or any of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of U.S. XPRESS ENTERPRISES, INC., to be held May 9, 2019 11:00 a.m., Eastern Daylight Time, at U.S. Xpress Enterprises, Inc. Corporate Headquarters at 4080 Jenkins Road, Chattanooga, TN 37421, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)